Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF TEXAS

AUSTIN DIVISION

IN RE: VALENCE TECHNOLOGY, INC., Debtor.	§ § § § § § §	Chapter 11 CASE NO. 12-11580-CAG

DISCLOSURE STATEMENT FOR DEBTOR’S PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR THE APPROVAL OF, BUT HAS NOT BEEN APPROVED BY, THE BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

Streusand, Landon & Ozburn, LLP

Sabrina L. Streusand

Christopher J. Ozburn

Seth E. Meisel

811 Barton Springs Road

Suite 811

Austin, Texas 78704

(512) 236-9900

Attorneys for the Debtor

and Debtor-in-Possession

Dated: August 21, 2013

Table of Contents

I.	SUMMARY OF THE PLAN	1
A.	Executive Summary	1
B.	Chapter 11 Overview	2
C.	Classification and Treatment of Claims and Interests; Voting on the Plan of Reorganization	3
D.	Ballots and Voting Deadline	5
II.	COMPANY BACKGROUND	6
A.	The Debtor	6
B.	The Debtor’s Organizational Structure	8
1.	Corporate Structure	8
2.	Headquarters and Facilities	8
3.	Employees and Other Personnel	8
C.	The Debtor’s Capital Structure	9
1.	Common Stock	9
2.	Preferred Stock	9
3.	Debt	9
D.	Events Leading to the Commencement of the Chapter 11 Case	11
III.	THE CHAPTER 11 CASE	11
A.	Overview of Significant Motions and Retention of Professionals	12
1.	Complex Chapter 11 Case	12
2.	Cash Management	12
3.	Employee Wages	12
4.	Utility Service	12
5.	Cash Collateral	13
6.	Retention of Professionals and Advisers	13
7.	Motions to Assume Certain Executory Contracts	14
8.	Motion to Limit Notice and Establish Notice Procedures	14
B.	Filing of Schedules and Statement of Financial Affairs	14
C.	The Bar Date Order	14
D.	The Creditors’ Committee	15

E.	The DIP Financing	15
F.	Debtor’s Exclusivity Period	16
G.	Motion to Compel Appointment of Equity Committee	17
H.	Appointment of New Chief Executive Officer	17
I.	Efforts to Secure Exit Financing	17
J.	Retention of Investment Bankers and Pursuit of Exit Financing	17
K.	Acquisition Proposals and Liquidity Challenges	18
IV.	MEANS FOR IMPLEMENTATION OF THE PLAN	18
A.	Cancellation of Debtor’s Securities and Instruments	18
B.	Cancellation of Other Obligations of the Debtor	19
C.	Exit Financing	19
D.	Sources of Cash for Plan Distributions	19
E.	Authorization and Issuance of New Valence Stock	20
1.	New Valence Stock.	20
2.	Private Company	20
3.	Equity Incentive Plan	20
F.	Vesting of Assets in the Reorganized Debtor	20
G.	Ownership of Non-Debtor Subsidiaries	20
H.	Exemption from Certain Transfer Taxes and Recording Fees	21
I.	Exemption from Securities Registration Requirements	21
J.	Further Assurances	21
V.	TREATMENT OF HOLDERS OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION	22
A.	Description and Treatment of Administrative Claims	22
1.	Administrative Expenses	22
2.	Professional Compensation and Reimbursement Claims	23
3.	Priority Tax Claims	23
B.	Description and Treatment of Classified Claims and Equity Interests	23
1.	Class 1 – Priority Non-Tax Claims	23
2.	Class 2 – Secured Tax Claims	24
3.	Class 3 - DIP Claims	24

4.	Class 4 – Pre-petition Secured Lender Claim	25
5.	Class 5 – Other Secured Claims	26
6.	Class 6 – Cure Claim of Lishen	27
7.	Class 7 – Convenience Claims	27
8.	Class 8 – General Unsecured Claims	27
9.	Class 9 –Unsecured Claim of Carl Warden	28
10.	Class 10 – Preferred Stockholder Claims	28
11.	Class 11 – Equity Interests in the Debtor	28
C.	Special Provision Governing Claims	29
D.	Acceptance or Rejection of the Plan	29
1.	Presumed Acceptance of Plan	29
2.	Presumed Rejection of Plan.	29
3.	Voting Classes	29
4.	Controversy Concerning Impairment.	29
5.	Consensual and Nonconsensual Confirmation.	29
VI.	PROJECTIONS	29
VII.	GOVERNANCE OF THE REORGANIZED DEBTOR	30
A.	Certificate of Incorporation and Bylaws	30
B.	Directors and Officers	30
C.	Corporate Action	31
D.	Continuing Corporate Existence	31
VIII.	OTHER ASPECTS OF THE PLAN OF REORGANIZATION	32
A.	Disbursements Under the Plan.	32
1.	Timing of Distributions.	32
2.	Delivery of Distributions – Last Known Address.	32
3.	Distributions Free and Clear.	32
4.	Undeliverable and Unclaimed Distributions	32
5.	Setoffs.	33
6.	Post-Petition Interest.	33
B.	Procedures for Disputed Claims	33
1.	Disputed Claims	33

2.	Resolution of Disputed Claims	34
3.	No Distributions Pending Allowance.	34
4.	Distributions After Allowance.	34
5.	No Distribution in Respect of Disallowed Claims.	35
6.	Late-Filed Claims.	35
C.	Treatment of Executory Contracts and Unexpired Leases	35
1.	Treatment.	35
2.	Confirmation Order.	35
3.	Inclusiveness.	35
4.	Cure of Defaults	36
5.	Rejection Damages Claims.	36
6.	Insurance Policies.	37
D.	Preference Claims.	37
E.	Conditions Precedent to the Effective Date.	37
1.	Conditions Precedent to Effectiveness.	37
2.	Effect of Failure of Conditions to Effective Date.	38
F.	Effect of Confirmation	38
1.	Vesting of Assets.	38
2.	Compromise of Controversies.	39
3.	Termination of Use of Funds Under Final Cash Collateral Order and Borrowing Under Final DIP Order.	39
4.	Dissolution of Creditors’ Committee	39
5.	Binding Effect.	39
6.	Discharge.	39
7.	Injunction.	40
8.	Indemnification Obligations	40
9.	Exculpation.	40
10.	Releases.	41
11.	Final Decree.	42
G.	Retention of Jurisdiction	42
H.	Miscellaneous Provisions	43

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IX.	CERTAIN RISK FACTORS TO BE CONSIDERED	43
A.	Certain Bankruptcy Considerations	44
B.	Risks to Recovery By Holders of Secured Pre-Petition Claims and General Unsecured Claims	44
X.	CONFIRMATION OF THE PLAN OF REORGANIZATION	47
A.	Confirmation Hearing	47
B.	General Requirements of Section 1129	47
C.	Best Interests Test	47
D.	Feasibility	49
E.	Section 1129(b)	49
XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION	50
A.	Alternative Plan	50
B.	Liquidation Under Chapter 7	50
XII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION	51
A.	Introduction	51
B.	Certain Material Federal Income Tax Consequences to the Debtor	51
C.	Federal Income Tax Consequences to Holders of Claims	52
D.	Federal Income Tax Consequences to Holders of Equity Interests	53
E.	Information Reporting and Backup Withholding	53
XIII.	CONCLUSION	53

Exhibits

Exhibit A – Plan of Reorganization

Exhibit B – Projections

Exhibit C – Liquidation Analysis

UNLESS OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT, CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE VALENCE TECHNOLOGY, INC. CHAPTER 11 PLAN OF REORGANIZATION DATED AUGUST 21, 2013 (AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. A COPY OF THE PLAN IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

PURSUANT TO SECTION 1128 OF THE BANKRUPTCY CODE, A CONFIRMATION HEARING WILL BE HELD WITH RESPECT TO THE PLAN ON __________________, 2013 AT ______ (PREVAILING CENTRAL TIME), BEFORE THE HONORABLE CRAIG A. GARGOTTA IN COURTROOM 3 OF THE UNITED STATES BANKRUPTCY COURT FOR THE WESTERN DISTRICT OF TEXAS, 615 E. HOUSTON STREET, SAN ANTONIO, TEXAS 78205. OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE __________________, 2013 AT ______ (PREVAILING CENTRAL TIME). THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT MADE AT THE CONFIRMATION HEARING OR AT ANY SUBSEQUENT ADJOURNED DATE OF THE CONFIRMATION HEARING.

THIS DISCLOSURE STATEMENT IS BEING DISTRIBUTED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN.

THE DEBTOR INTENDS TO SEEK TO CONFIRM THE PLAN AND TO CAUSE THE EFFECTIVE DATE OF THE PLAN TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. HOWEVER, THERE CAN BE NO ASSURANCE AS TO WHETHER OR WHEN THE CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN ACTUALLY WILL OCCUR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

ALL HOLDERS OF IMPAIRED CLAIMS AGAINST THE DEBTOR ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. UNLESS OTHERWISE SPECIFIED HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY LATER DATE.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, OR AS A STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY BANKRUPTCY OR NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY (OTHER THAN IN CONNECTION WITH APPROVAL OF THIS DISCLOSURE STATEMENT OR CONFIRMATION OF THE PLAN), NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR. YOU ARE ADVISED TO OBTAIN INDEPENDENT EXPERT ADVICE ON SUCH SUBJECTS.

NONE OF THE OFFER OR SALE OF NEW VALENCE STOCK OR THE NEW NOTES ISSUED UNDER THE PLAN TO HOLDERS OF CERTAIN CLASSES OF CLAIMS HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS. THE OFFERS AND ISSUANCES ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 1145 OF THE BANKRUPTCY CODE OR OTHER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT. NONE OF THE SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE HAS BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION PREPARED BY THE DEBTOR’S MANAGEMENT REGARDING THE REORGANIZED DEBTOR AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR OTHERWISE MADE BY THE DEBTOR INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON NUMEROUS FACTORS, INCLUDING FACTORS THAT ARE BEYOND THE DEBTOR’S OR REORGANIZED DEBTOR’S CONTROL. ACCORDINGLY, THE DEBTOR’S OR REORGANIZED DEBTOR’S FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THIS DISCLOSURE STATEMENT. THE DEBTOR DOES NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED HEREIN OR THEREIN WILL NOT BE REALIZED.

THE FINANCIAL PROJECTIONS SET FORTH HEREIN ARE PUBLISHED SOLELY FOR PURPOSES OF THIS DISCLOSURE STATEMENT. THE PROJECTIONS ARE QUALIFIED IN THEIR ENTIRETY BY THE DESCRIPTION THEREOF CONTAINED IN THIS DISCLOSURE STATEMENT. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS WILL PROVE CORRECT OR THAT THE DEBTOR’S OR REORGANIZED DEBTOR’S ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THE RESULTS PROJECTED IN THIS DISCLOSURE STATEMENT. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT; MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTOR PREPARED THE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE CHAPTER 11 CASE AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO OR HAVE BEEN OR WILL BE SEPARATELY FILED WITH THE BANKRUPTCY COURT. ALTHOUGH THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY SUCH OTHER DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL CONTROL FOR ALL PURPOSES.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTOR AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

EXCEPT AS OTHERWISE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

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IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTOR OF THE MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

I.     SUMMARY OF THE PLAN

A.	Executive Summary

On July 12, 2012 (the “Commencement Date”), Valence Technology, Inc. (the “Debtor” or “Valence”) filed a petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Debtor is soliciting votes to accept or reject a proposed plan of reorganization (the “Plan of Reorganization” or the “Plan”), a copy of which is attached as Exhibit A hereto. Please refer to Article I of the Plan for the meaning of the defined terms used but not otherwise defined herein.

The Plan was developed after extensive negotiations between the Debtor and its creditors, in particular Berg & Berg Enterprises, LLC (“Berg & Berg” or the “Pre-petition Secured Lender”), which is the holder of pre-petition secured indebtedness of the Debtor and which is proposing to provide exit financing to allow the Debtor to emerge from bankruptcy. The Plan has the support of Berg & Berg and provides for, among other things:

●

the infusion of $20 million of new capital, which will be raised through a loan funded by Berg & Berg (the “Exit Financing”) and which will fund the payments to creditors under the Plan and the Reorganized Debtor’s working capital needs;

●	the maturity date of approximately $19.1 million of the approximately $69.1 million total pre-petition secured debt owed to Berg & Berg will be extended under a new note;

●

the debt evidenced by the new loan and the new note will continue to have the first lien security interests and first lien priorities originally granted by the Debtor to Berg & Berg; however, payment of the new loan and the new note will be subordinated to payment of the claims of a number of junior classes, including but not limited to the general unsecured creditors;

●	the exchange of the remaining $50 million of Berg & Berg’s secured claim for 100% of the new equity in the Reorganized Debtor;

●	the payment in cash in full over time of the cure payments owed by the Debtor to Tianjin Lishen Battery Joint-Stock Co., Ltd., pursuant to the Bankruptcy Court’s Order of November 9, 2012;

●	the payment in full at the Effective Date of each unsecured claim of $500 or less;

●

the payment with respect to each Allowed General Unsecured Claim its Pro Rata Share of $1,102,460 on the Effective Date and its Pro Rata Share of $1,102,460 on the one-year anniversary of the Effective Date, with the intended result that each currently known Allowed General Unsecured Claim be paid in full;

●

the payment with respect to the Unsecured Claim of Carl Warden of $1,508,437.50 on the Effective Date and of $1,508,437.50 on the one-year anniversary of the Effective Date, with the intended result that the Unsecured Claim of Carl Warden be paid in full; and

●	the cancelation of existing Equity Interests in the Debtor.

The Debtor believes that approval of the Plan presents the best chance for the Debtor’s successful emergence from chapter 11. The purpose of this Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors of the Debtor that are entitled to vote on the Plan to make an informed decision on whether to accept or reject the Plan. Thus, this Disclosure Statement describes the Debtor’s pre-petition operating and financial history and the events leading up to the commencement of the Chapter 11 Case; certain significant events that have occurred during the Chapter 11 Case; the means for implementing the Plan and the distributions to be made to the Debtor’s creditors under the Plan; the anticipated organization, operations and financing of the Reorganized Debtor; administrative procedures for resolving disputed claims and executory contracts; the intended effects of the Plan if it is confirmed and becomes effective; certain risk factors associated with the Plan; and certain alternatives to the Plan. In addition, this Disclosure Statement describes the voting procedures and the confirmation process. All exhibits to this Disclosure Statement are incorporated into and are made part of this Disclosure Statement as if set forth herein. This Disclosure Statement and the Plan are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

B.	Chapter 11 Overview

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and, if possible, its equity interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and, if possible, equity interest holders with respect to the distribution of a debtor’s assets. The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the date of filing the bankruptcy petition. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Confirmation and consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and equity interests in, the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and all creditors and equity interest holders of the debtor. Subject to certain limited exceptions, the court order confirming the plan of reorganization discharges the debtor from any debt that arose prior to confirmation of the plan of reorganization and substitutes for that debt the consideration specified under the confirmed plan of reorganization.

After a plan of reorganization has been filed, the holders of claims against the debtor are generally permitted to vote on the plan, provided that, as explained more fully below, their claims are not subject to a pending objection and are impaired by the proposed plan. Before soliciting acceptances of a proposed plan of reorganization, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind and in sufficient detail to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtor is submitting this Disclosure Statement to holders of Claims to satisfy the requirements of section 1125 of the Bankruptcy Code.

C.	Classification and Treatment of Claims and Interests; Voting on the Plan of Reorganization

Only administrative expenses, claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. An “allowed” administrative expense, claim or equity interest means that the debtor agrees, or in the event of a dispute, that the bankruptcy court determines, that the administrative expense, claim or equity interest, including the amount thereof, is in fact a valid obligation of, or equity interest in, the debtor. However, depending on the plan, not all “allowed” claims will be paid or receive a distribution. Section 502(a) of the Bankruptcy Code provides that any administrative expense, claim or equity interest as to which a proof of claim or interest has been filed timely is automatically “allowed” unless the debtor or another party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest on unsecured and/or undersecured obligations, property tax claims in excess of the debtor’s equity in the property, claims for certain services that exceed their reasonable value, nonresidential real property lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent, or unliquidated if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim or equity interest.

If an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote on the plan unless the bankruptcy court, after notice and an opportunity for a hearing, either overrules the objection or otherwise allows the claim or interest for voting purposes.

The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the holders of such claims and/or equity interests may find themselves as members of multiple classes of claims and/or equity interests.

Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (i.e., altered by the plan) or “unimpaired” (unaltered by the plan). If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims or interests, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case the holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is “impaired” unless, with respect to each claim or interest of such class, the plan (a) does not alter the legal, equitable or contractual rights of the holders of such claims or interests or (b) irrespective of the holders’ right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights.

Pursuant to section 1126(c) of the Bankruptcy Code, acceptance of a plan of reorganization by a class of creditors requires acceptance by at least two-thirds in amount and more than one-half in number of the allowed claims of such class held by creditors. Pursuant to section 1126(d) of the Bankruptcy Code, acceptance by a class of interests requires acceptance by at least two-thirds in amount of the allowed interests held by holders of such interests.

Pursuant to Section 1129(a)(10) of the Bankruptcy Code, in order for a plan of reorganization to be confirmed, at least one class of claims that is impaired under the plan must accept the plan, determined without including any acceptance of the plan by any insider. In the Debtor’s Chapter 11 Case, an “insider” would include, among other things, any director, officer or person in control of the Debtor.

Only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and will receive or retain property under a proposed plan of reorganization are entitled to vote on such a plan. A vote on a plan of reorganization may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. Classes of claims or equity interests in which the holders are unimpaired under a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote on the plan. Classes of claims or equity interests in which the holders are not entitled to receive or retain any property on account of such claims or equity interests are deemed to reject the plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote on the plan.

Consistent with these requirements, the Debtor’s Plan divides the Claims against, and Equity Interests in, the Debtor into the Classes set forth in the following table and affords the treatments provided in the Plan and described in this Disclosure Statement. Certain Claims, including Administrative Claims and Priority Tax Claims, will receive payment in Cash on the Effective Date (or as soon as practicable thereafter); therefore, those types of Claims are not classified. All other Claims and Interests are classified into the Classes below:

Class	Designation	Impairment	Entitlement to Vote
1	Priority Non-Tax Claims	Unimpaired	No
2	Secured Tax Claims	Impaired	Yes
3	DIP Claims	Unimpaired	No
4	Pre-petition Secured Lender Claims	Impaired	Yes
5	Other Secured Claims	Impaired	Yes
6	Cure Claim of Lishen	Impaired	Yes
7	Convenience Claims	Unimpaired	No
8	General Unsecured Claims	Impaired	Yes
9	Unsecured Claim of Carl Warden	Impaired	Yes
10	Preferred Stockholder Claims	Impaired	No
11	Equity Interests in the Debtor	Impaired	No

The Debtor is not seeking votes from holders of Allowed Claims in Classes 1, 3 and 7 (collectively, the “Unimpaired Claims”), because the Debtor believes those Claims are not impaired by the Plan. Because each holder of such Claims will receive payment in full of the allowed amount of such Claim (unless such holder agrees to a less favorable treatment), these holders are deemed to accept the Plan; accordingly, Classes 1, 3 and 7 are deemed to have accepted the Plan. The Debtor is also not seeking votes from holders of Preferred Stockholder Claims (Class 10) or holders of Equity Interests in the Debtor (Class 11), which will not receive or retain any property under the Plan on account of such Claims or Equity Interests and are therefore deemed to have voted to reject the Plan.

The Debtor is seeking votes from the holders of Allowed Claims in Classes 2, 4, 5, 6, 8, and 9 (collectively, the “Voting Classes”), because they are impaired under the Plan and will be receiving distributions under the Plan on account of such Claims, assuming that the Plan is confirmed and made effective.

If any Class of Claims or interests entitled to vote on the Plan rejects the Plan, the Debtor reserves the right to amend the Plan, or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code, or both. Section 1129(b) permits confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests if the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class, as set forth in more detail in Article X.E of this Disclosure Statement. The Debtor will request confirmation of the Plan pursuant to section 1129(b) with respect to any Class that votes to reject the Plan or that is deemed to reject the Plan.

D.	Ballots and Voting Deadline

Holders of Claims in Voting Classes vote to accept or reject the Plan by completing and returning the Ballots that are enclosed with this Disclosure Statement. A separate form of Ballot is provided to the members of each Voting Class. Any person who holds Claims in more than one Voting Class is required to vote separately with respect to each such Claim, and such holder will receive more than one Ballot. Holders of Claims are required to vote all of their Claims within a particular Class identically and may not split their votes. Any Ballot received that does not clearly indicate either acceptance or rejection of the Plan (or that indicates both acceptance and rejection) will be deemed to be a vote to accept the Plan in full. Any Ballot received that is not signed or that contains insufficient information to permit the identification of the holder of the Claim will be an invalid Ballot and will not be counted for purposes of determining acceptance or rejection of the Plan. By signing and returning a Ballot, you will be certifying to the Bankruptcy Court and the Debtor that no other Ballots with respect to such Claim have been cast.

In accordance with Bankruptcy Rule 3018(c), the Ballots are based on Official Form No. 14. Please use only the Ballot(s) that accompanies this Disclosure Statement.

The record date for determining which creditors may vote on the Plan of Reorganization is the date that the Bankruptcy Court approves this Disclosure Statement. If you are entitled to vote on the Plan, a Ballot is enclosed with this Disclosure Statement, together with a copy of the Plan, and other related materials. If you plan to deliver a Ballot by mail, it is recommended that you use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. The method of such delivery is at the election and risk of the voter.

The last day to vote to accept or reject the Plan of Reorganization is                   , 2013 at 5:00 p.m. (prevailing Central Time) (the “Voting Deadline”).

Any creditor who has timely submitted a properly completed Ballot may change its vote only with the approval of the Bankruptcy Court. In the case where more than one timely, properly completed Ballot is received with respect to the same Claim and no order of the Bankruptcy Court allowing the creditor to change its vote has been entered prior to the Voting Deadline, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the timely, properly-completed Ballot that Debtor’s counsel determines was the first received.

The Bankruptcy Code provides that only creditors who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to timely deliver a properly completed Ballot by the Voting Deadline will constitute an abstention and will not be counted as either an acceptance or a rejection. Any improperly completed or late Ballot will not be counted. If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, please call counsel for the Debtor at (512) 236-9901 to obtain a replacement Ballot.

Please return the Ballot so that it is actually received by counsel for the Debtor by the Voting Deadline:

•	by email at prentice@slollp.com (with scanned image of fully executed Ballot);

•	by facsimile at (512) 236-9904 to the attention of “Arlana Prentice” with a reference to “Valence Technology, Inc.”; or

•	by mail, hand delivery or overnight courier to the following address: Valence Technology, Inc., c/o Arlana Prentice, 811 Barton Springs Road, Suite 811, Austin, Texas 78704.

Only Ballots that are submitted timely by one of these means will be counted.

II.     COMPANY BACKGROUND

A.	The Debtor

Founded in 1989, Valence is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Valence enables and powers some of the world’s most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio.

Valence’s mission is to promote the wide adoption of high-performance, safe, environmentally friendly energy storage systems.  To accomplish its mission and address the significant market opportunity that it believes is available to it, Valence utilizes the numerous benefits of its innovative, proprietary energy storage technology, worldwide intellectual property portfolio and the extensive experience of its management team. Valence is a global leader in the development of patented lithium iron magnesium phosphate advanced energy storage systems, and it has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium iron magnesium phosphate battery for diverse applications. As of March 31, 2012, Valence held 133 U.S. patents and 158 patents in foreign countries, and had 174 patent applications pending in the U.S. and foreign countries. Its patents generally relate to its phosphate cathode materials and cathode manufacturing processes.

Prior to Valence’s patented technology, lithium-ion cobalt-oxide technology was originally developed to meet consumer demand for high-energy, small battery solutions to power portable electronic devices. Lithium-ion cobalt-oxide technology was a significant advancement in battery technology for the small battery market. However, due to the safety concerns associated with producing and using traditional lithium-ion cobalt-oxide technology in large-format applications, many markets today such as automotive, industrial/medical, uninterruptible power supplies (“UPS”), and telecommunications are still served by older technologies, such as lead-acid, nickel-cadmium, and nickel metal hydride, which offer low energy density and significant maintenance costs. Therefore, Valence believes lead-acid replacement is proving to be an opportunistic market for its future growth. Further, Valence’s lithium iron magnesium phosphate energy storage systems, which utilize safer and more environmentally friendly phosphate-based cathode materials in place of other less stable and more costly cathode materials, address the current challenges facing the rechargeable battery industry and provide Valence with several competitive advantages. A key attribute of its lithium iron magnesium phosphate energy storage systems is increased safety. Valence believes that its lithium iron magnesium phosphate energy storage systems significantly reduce the safety risks that many have experienced with oxide-based lithium-ion technologies. The unique chemical properties of phosphates render them almost incombustible if mishandled during aggressive charging or discharging. As a result, Valence believes its technology is more stable under overcharge or short circuit conditions than existing lithium-ion oxide technology and has the ability to withstand higher temperatures during high performance operational conditions. The thermal and chemical stability inherent in its technology provides safety over lithium metal oxides, enabling large-format, high energy density lithium-ion solutions.

Valence focuses on key market sectors that it believes will benefit most from the performance, long life and safety advantages of its advanced energy storage systems utilizing its proprietary phosphate-based lithium-ion technology. Key markets include: the Motive market, in which Valence is enabling efficient transportation solutions from all-electric and hybrid personal transporters to commercial fleet delivery vehicles and mass transit buses; Medical and Industrial markets, which includes applications where the majority of the battery’s energy is used in cleaning and lifting, powering, or handling goods or materials, rather than propelling the application, such as floor cleaners, forklifts, medical carts, defibrillators, wheelchairs, robotics and other industrial tools; and use in various marine applications

Valence’s business plan and strategy focus on the generation of revenue from sales of advanced energy storage systems, while controlling costs through partnerships with contract manufacturers and internal manufacturing efforts through its two wholly-owned subsidiaries in Suzhou, China. It expects to develop target markets through the sales of its scalable U-Charge® and custom energy storage systems. There are key elements to its business strategy, which include developing and marketing differentiated battery solutions for a wide array of applications that leverage the advantages of its technologies. Another key element of its business strategy is manufacturing high-quality, cost-competitive products using a combination of owned facilities and contract manufacturing facilities. Valence’s products are manufactured in China, using both internal and contract manufacturing resources. Its company-owned China facility includes two plants: one manufactures advanced lithium iron magnesium phosphate materials with Valence’s patented carbon-thermal reduction process, and the second manufactures Valence’s advanced standard large-format packs such as U-Charge® and custom packs for customers. It also has arrangements with contract manufacturers for cylindrical cell production. This manufacturing strategy is implemented to allow Valence to directly control its intellectual property and operations management as well as deliver high-quality products that meet the needs of a broad range of customers and applications.

B.	The Debtor’s Organizational Structure

1.	Corporate Structure

The Debtor was incorporated in the State of Delaware in 1989 under the name Ultracell, Inc. It subsequently changed its name to Valence Technology, Inc. in 1992.

The Debtor has one wholly owned subsidiary, Valence Technology Cayman Islands, Inc., a Cayman Islands corporation (“Valence Cayman”). Valence Cayman has in turn two wholly owned subsidiaries, Valence Technology (Suzhou) Co., Ltd., a China corporation (“VTC”), and Valence Energy-Tech (Suzhou) Co., Ltd., a China corporation (“VET”). None of these entities is a debtor in the Chapter 11 Case.

2.	Headquarters and Facilities

The Debtor’s principal executive offices are located in leased space at 12303 Technology Blvd., Suite 950, Austin Texas 78727. The Debtor has a materials research and development center in Las Vegas, Nevada, a European sales and OEM manufacturing support center operated by Valence Cayman in Mallusk, Northern Ireland, and manufacturing and product development center operated by VTC and VET in Suzhou, China.

3.	Employees and Other Personnel

As of the Commencement Date, the Debtor employed a total of 44 regular full-time salaried employees engaged in research and development, sales, and administration at its Austin, Texas headquarters and its Las Vegas, Nevada research and development facility. The Debtor’s wholly-owned subsidiary and its subsidiaries employed 296 persons in total.

The Debtor provides its employees with standard employee benefits including paid time off, health, dental and life insurance, and flexible spending and dependent care plans.

C.	The Debtor’s Capital Structure

1.	Common Stock

The Debtor is a public reporting company under section 12(b) of the Securities and Exchange Act of 1934 and its common stock was traded on the NASDAQ Global Market under the symbol “VLNC” from May 7, 1992 through July 11, 2012. Due to the Debtor’s chapter 11 filing, its common stock was delisted from the NASDAQ Global Market. The Debtor’s common stock is currently quoted on the Pink OTC Markets Inc. (the “Pink Sheets”) and has traded on the OTCQB Marketplace since July 16, 2012 under the symbol “VLNCQ.” As of April 30, 2012, there were approximately 169,976,618 shares of the Debtor’s common stock outstanding with a total market capitalization of approximately $110 million (based on the $0.65 per share closing price of the common stock as quoted on the NASDAQ Global Market on July 11, 2012; there were approximately 601 stockholders of record as of May 18, 2012, and approximately 15,961 beneficial holders as of July 3, 2012. The Debtor has never declared or paid any cash dividends on its common stock.

2.	Preferred Stock

As of the Commencement Date, there were 431 shares of the Debtor’s Series C-1 Convertible Preferred Stock and 430 shares of the Debtor’s Series C-2 Convertible Preferred Stock outstanding, all of which were held by Berg & Berg. The shares of Series C-1 and Series C-2 Preferred Stock are non-voting and are redeemable by the holder for up to approximately $8.6 million, plus accrued dividends, which, as of March 31, 2012, were approximately $1.1 million. The shares of Series C-1 and Series C-2 Preferred Stock are convertible into an aggregate of 3,628,634 shares of the Debtor’s common stock at the election of the holder. The Debtor may elect to convert the accrued dividends into approximately 1,716,401 shares of the Debtor’s common stock, based on the dividends accrued as of March 31, 2012 and the $0.65 per share closing price of the Debtor’s common stock on July 11, 2012.

3.	Debt

(a)	The First Berg & Berg Secured Loan.

In July 1990 the Debtor entered into a loan agreement (the “1990 Loan”) with Baccarat Electronics, Inc., which allowed the Debtor to borrow up to $3.0 million principal amount under a promissory note. The 1990 Loan has been amended several times to increase its amount and to extend its maturity date. The 1990 Loan was amended in November 2000 to increase the maximum amount to $15.0 million. After the November 2000 amendment, Baccarat Electronics, Inc. assigned all of its rights, duties and obligations under the 1990 Loan to Berg & Berg. The 1990 Loan bears interest at one percent over lender’s borrowing rate (approximately 9.0 % at March 31, 2012). The maturity date of the 1990 Loan has been extended multiple times, most recently on July 27, 2011, at which time Berg & Berg agreed to extend the maturity date for the loan principal and interest from September 30, 2012 to September 30, 2015. The outstanding principal amount of the 1990 Loan as of July 11, 2012 was $14.95 million, and the accrued and unpaid interest on the 1990 Loan as of July 11, 2012 was $17.25 million. The total amount of principal and accrued and unpaid interest on the 1990 Loan as of July 11, 2012 was therefore $32.2 million.

(b)	The Second Berg & Berg Secured Loan.

In October 2001, the Debtor entered into a loan agreement (the “2001 Loan”) with Berg & Berg. Under the terms of the 2001 Loan agreement, Berg & Berg agreed to advance the Debtor funds of up to $20.0 million between the date of the agreement and September 30, 2003. Interest on the 2001 Loan accrues at 8.0% per annum, payable from time to time. The maturity date of the 2001 Loan has been extended multiple times, most recently on July 27, 2011, at which time Berg & Berg agreed to extend the maturity date for the loan principal and interest from September 30, 2012 to September 30, 2015. The outstanding principal amount of the 2001 Loan as of July 11, 2012 was $20.0 million, and the accrued and unpaid interest on the 1990 Loan as of July 11, 2012 was $16.9 million. The total amount of principal and accrued and unpaid interest on the 2001 Loan as of July 11, 2012 was therefore $36.9 million.

All of the Debtor’s assets are pledged as Collateral to secure the Debtor’s obligations under the 1990 Loan and the 2001 Loan, which includes all cash and cash equivalents of the Debtor’s bankruptcy estate in existence on the Commencement Date and acquired by the Debtor thereafter. The liens and security interests under the 1990 Loan were duly perfected pursuant to a UCC Financing Statement, which was later assigned to Berg & Berg and most recently continued through a Continuation Statement dated July 7, 2011. The liens and security interests under the 2001 Loan were duly perfected pursuant to a UCC Financing Statement, which was most recently continued through a Continuation Statement dated April 20, 2011.

(c)	The 2005 Guaranteed Loan.

On July 13, 2005, the Debtor entered into a loan agreement (the “2005 Loan”) with SFT I, Inc. Under the terms of the 2005 Loan, SFT I, Inc. agreed to advance the Debtor funds up to $20.0 million. Interest on the 2005 Loan is due monthly based on a floating interest rate equal to the greater of 6.75% or the sum of the LIBOR rate plus 4.0%. The maturity date of the 2005 Loan has been extended multiple times. In March 2012, Carl Warden purchased the loan from iStar Tara, LLC, the successor in interest to SFT I, Inc., and subsequently agreed to extend the maturity date so that the full amount of unpaid principal and interest was due and payable on July 31, 2012. The outstanding principal amount of the 2005 Loan as of July 11, 2012 was $3.0 million, and the accrued and unpaid interest on the 2005 Loan as of July 11, 2012 was $16,875. The total amount of principal and accrued and unpaid interest on the 2005 Loan as of July 11, 2012 was therefore $3,016,875. The 2005 Loan is guaranteed by Carl E. Berg.

(d)	Unsecured Debt.

As of the General Bar Date, the total amount of General Unsecured Claims that have been asserted against the Debtor by the filing of a proof of claim or listed on the Debtor’s Schedules is approximately $5.3 million, including the 2005 Loan, but excluding the amounts due to K+N and Lishen (discussed in Section III.A.7). This figure constitutes the total amount of General Unsecured Claims which are known to the Debtor. Aside from the 2005 Loan, which represents a significant portion of this claim amount, the Debtor estimates that the majority of General Unsecured Claims that have been asserted against it arose in connection with trade claims. In addition, certain creditors’ rejection damages may be asserted with respect to executory contracts and unexpired leases that are rejected by the Debtor.

D.	Events Leading to the Commencement of the Chapter 11 Case

To date, the Debtor has funded its operations through the public offering of equity securities, the private placement of equity securities and debt financings, including from affiliates of Carl E. Berg and from sales of common stock under an At Market Issuance Sales Agreement with a sales agent. The Debtor has incurred significant net losses and negative operating cash flows since inception. As of June 30, 2012, the Debtor had incurred an accumulated deficit of $610.4 million on a consolidated basis, including $3.8 million of net losses incurred for the three months ended June 30, 2012.

As of the Commencement Date, the Debtor had approximately $0.7 million in cash and cash equivalents remaining, which were insufficient to fund its operating and capital needs. The Debtor projected that its anticipated revenue for the fiscal year ending March 31, 2013 would be insufficient to cover the Debtor’s operating expenses and that its operating expenses would cause it to require additional capital in order to operate.

Moreover, the 2005 Loan in the amount of approximately $3 million in principal and interest was set to mature July 31, 2012.

To meet its liquidity requirements, the Debtor needed additional financing, either in the form of debt or equity, to fund its operating and capital needs. Through the early summer of 2012, the Debtor’s board of directors and management, and professionals acting on the Debtor’s behalf, diligently sought to secure additional funds, including contacting a number of potential lenders and equity capital providers. However, due to the Debtor’s historical operating results and its high level of existing debt, as well as other market factors, the Debtor was unable to secure the financing it needed to continue its operations. After careful consideration, the Debtor’s board of directors concluded that the most effective way to maximize value for the benefit of all of the Debtor’s stakeholders and avoid the risk of liquidation was to file the Chapter 11 Case.

III.     THE CHAPTER 11 CASE

On July 12, 2012 (the “Commencement Date”), the Debtor filed a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). The Debtor is managing its property as a debtor-in-possession, subject to the supervision of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code. An immediate effect of the filing of the case was the imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined the commencement or continuation of: (1) all collection efforts by creditors; (2) enforcement of liens against any assets of the Debtor; and (3) litigation against the Debtor.

A.	Overview of Significant Motions and Retention of Professionals

On the Commencement Date, the Debtor filed certain motions and applications for orders to minimize the disruption caused by the chapter 11 filing of the Debtor’s business operations and to facilitate its reorganization. The following is a summary of certain of the pleadings in the case. For the complete details of the pleadings and applications filed, please review the actual pleadings and applications at http://www.pacer.gov/psco/cgi-bin/links.pl.

1.	Complex Chapter 11 Case

On the Commencement Date, the Debtor filed a Notice of Designation as Complex Chapter 11 Bankruptcy Case, in order to streamline various procedural aspects of the Chapter 11 Case and to designate one day per month for hearing. On August 3, 2012, the Bankruptcy Court entered an order granting much of the relief requested by the motion.

2.	Cash Management

On the Commencement Date, the Debtor filed a Motion regarding the Maintenance of Bank Accounts and Existing Cash Management Systems requesting an order (a) authorizing the maintenance of certain existing bank accounts and the continued use of existing business forms and checks, and (b) authorizing the continued use of the Debtor’s cash management system. On July 16, 2012, the Bankruptcy Court entered an order granting the majority of the relief requested by the motion.

3.	Employee Wages

On the Commencement Date, the Debtor filed a Motion to Pay Pre-Petition Wages, Salaries, and Other Employee Compensation requesting an order authorizing the Debtor: (a) to pay, on a post-petition basis, all outstanding pre-petition Employee Compensation and Benefits (collectively, the “Employee Obligations”), up to the caps imposed by sections 507(a)(4) and (5) of the Bankruptcy Code; (b) to pay, on a post-petition basis, all outstanding pre-petition payroll taxes; and (c) to continue paying Employee Obligations in the ordinary course of the Debtor’s business. On July 16, 2012, the Bankruptcy Court entered an order granting the relief requested by the motion.

4.	Utility Service

On the Commencement Date, the Debtor filed a Motion Pursuant to 11 U.S.C. § 366, for Entry of Interim Order (1) Determining Adequate Assurance of Payment for Future Utility Services and (2) Restraining Utility Companies from Discontinuing, Altering, or Refusing Service seeking an order: (a) determining that the cash deposits offered thereunder are adequate assurances of the Debtor’s future performance as required by the Bankruptcy Code; (b) prohibiting the utility vendors from altering, refusing, or discontinuing utility services to the Debtor; and (c) establishing procedures for determining requests by the utility vendors for additional or other adequate assurance. On July 16, 2012, the Bankruptcy Court entered an order granting the relief requested by the motion.

5.	Cash Collateral

On the Commencement Date, the Debtor had approximately $0.7 million cash on hand comprised of cash Collateral (the “Cash Collateral”) of the Pre-petition Secured Lender. During the several days prior to the Commencement Date, the Debtor and the Pre-petition Secured Lender negotiated terms upon which the Debtor would be afforded consensual use of Cash Collateral on an interim basis, for a period through August 30, 2012. To provide the Debtor with the cash and liquidity necessary to continue operating and to maintain normal vendor relations post-petition, the Debtor sought Bankruptcy Court approval on the Commencement Date for the use of the Cash Collateral, with the Pre-petition Secured Lender’s consent, by filing an Agreed Motion for Entry of Interim Order Authorizing Use of Cash Collateral. On July 17, 2012, the Bankruptcy Court entered an order (the “Interim Cash Collateral Order”) approving the use of the Cash Collateral in accordance with a budget (the “Budget”). Pursuant to the Interim Cash Collateral Order, the Bankruptcy Court granted adequate protection to the Pre-petition Secured Lender consisting of, among other things, replacement liens against all of the Debtor’s assets and claims and a super-priority administrative expense claim under 11 U.S.C. § 503(b) and 11 U.S.C. § 507(a)(1) & (b) for any and all post-petition diminution in the value of the Cash Collateral and/or the Pre-Petition Collateral. The Interim Cash Collateral Order also included a carve-out for the estate’s professionals, and the Debtor admitted and agreed to the Berg & Berg Liens and Security Interests. The Interim Cash Collateral Order further set forth a time period for all other creditors, the Creditors’ Committee and/or the U.S. Trustee to file a complaint or objection to the Pre-petition Secured Lender’s debts, liens and security interests by the earlier of: (i) the date an interim order is entered by the Bankruptcy Court approving debtor-in-possession financing or (ii) forty-five (45) days from the date the Creditors’ Committee, if any, is appointed. That time period was necessary since, upon the Debtor’s obtaining debtor-in-possession financing, the Pre-petition Secured Lender would be asked to subordinate its lien and security interest to the DIP lender. The Debtor subsequently filed a supplementary Budget in support of its continued use of Cash Collateral past August 31, 2012 to December 31, 2012. A hearing was held on August 31, 2012, and on September 6, 2012, the Bankruptcy Court entered a final order (the “Final Cash Collateral Order”) approving the use of Cash Collateral through December 31, 2012, in accordance with the revised Budget and on substantially the same terms and conditions as previously authorized, with the consent of the Pre-petition Secured Lender. As part of the Final Cash Collateral Order, the obligations of the Debtor evidenced by the Berg & Berg Notes were deemed to be valid and enforceable and not subject to offset, credit or counterclaim, and the Berg & Berg Liens and Security Interests were deemed to be valid, perfected and unavoidable, subject only to the right of the Creditors’ Committee to file a complaint or objection to certain limited aspects of the Pre-petition Secured Lender’s debts, liens and security interests.

6.	Retention of Professionals and Advisers

Shortly after the Commencement Date, the Debtor filed applications or motions (as applicable) to retain: (a) professionals utilized in the ordinary course of the Debtor’s business; (b) Streusand, Landon & Ozburn, LLP, as bankruptcy counsel; (c) Bridgepoint Consulting and William Patterson as Chief Restructuring Officer; and (d) Steve Grimshaw as Chapter 11 Financial Consultant. The Bankruptcy Court subsequently entered orders authorizing these retentions.

The Debtor also filed a Motion to Establish Procedures for Interim Monthly Compensation and Reimbursement of Expenses of Professionals, such that on or before the 5th business day of each month following the month for which compensation and reimbursement of expenses is sought, each professional can submit a monthly statement to the notice parties (i.e., the Debtor, Debtor’s counsel, the U.S. Trustee, the Pre-petition Secured Lender, and the Creditors’ Committee) and if no objection is filed, then the Debtor will pay 80% of the fees and 100% of expenses requested. If any notice party objects to compensation or reimbursement sought in a particular monthly statement then there will be an attempt to reach an agreement or the objection can be heard by the Bankruptcy Court or the disputed amount can be withheld until the next interim fee application hearing. Approximately every four (4) months, the estate’s bankruptcy professionals will file with the Bankruptcy Court an application for the allowance and approval of interim fees and expenses. On August 27, 2012, an Order was entered by the Bankruptcy Court granting the relief requested by the motion.

7.	Motions to Assume Certain Executory Contracts

On September 5, 2012, the Debtor filed its Expedited Motion to Assume Executory Contracts with Kuehne + Nagel Logistics, NV and Kuehne + Nagel, Inc. (together, “K+N”) to allow the Debtor to continue to use both the warehousing and testing services of K+N. An Order was entered allowing for the assumption and the cure claim to be paid over a nine (9) week period. In addition, on October 9, 2012, the Debtor filed its Motion to Assume Executory Contracts with Tianjin Lishen Battery Joint-Stock Co., Ltd. (“Lishen”). Lishen is an integral part of the Debtor’s manufacturing process as the supplier of the cylindrical electromechanical cells for Valence’s energy storage solutions. On November 9, 2012, an Order was entered allowing for the assumption of the Lishen contracts and for the Debtor to cure the pre-petition debt owed to Lishen over a two (2) year period ending August 2014.

8.	Motion to Limit Notice and Establish Notice Procedures

On July 24, 2012, the Debtor filed its Motion to Limit Notice and Establish Notice Procedures for the Chapter 11 Case. The Bankruptcy Court entered the Order limiting notice on September 13, 2012.

B.	Filing of Schedules and Statement of Financial Affairs

On July 26 and July 27, 2012, the Debtor filed, pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, its Statement of Financial Affairs, Schedules of Assets and Liabilities, and Schedules of Executory Contracts and Unexpired Leases (collectively, the “Schedules”). The Schedules and Statement set forth, among other things, the Debtor’s assets and liabilities, current income and expenditures, and executory contracts and unexpired leases. The Debtor filed amended Schedules on November 2, 2012, January 9, 2013, and February 12, 2013 to add additional information concerning the Debtor’s creditors.

C.	The Bar Date Order

On July 13, 2012, the Bankruptcy Court set the Section 341 Meeting of Creditors for August 7, 2012, and established November 5, 2012 as the last date for each person or entity other than governmental units to file proofs of claim based on pre-petition Claims against the Debtor (the “General Bar Date”). Solely as to governmental units, the Bankruptcy Court established the date which is no later than 180 days after the Commencement Date as the last date for each such governmental unit to file proofs of claim based on prepetition Claims against the Debtor (the “Governmental Bar Date,” and together with the General Bar Date, the “Bar Dates”).

D.	The Creditors’ Committee

On August 8, 2012, the United States Trustee for Region 7 (the “US Trustee”) filed a Notice of Appointment of Committee of Unsecured Creditors (the “Creditors’ Committee”), appointing the following unsecured creditors to the Creditors’ Committee: Amperex Technology Limited; Insight Direct, USA; NPI Technologies.com, Tianjin Lishen Battery Joint-Stock Co., Ltd. and Carl Warden. Mr. Warden subsequently resigned from the Creditors’ Committee.

On October 23, 2012, the Bankruptcy Court entered an order approving the application of Brinkman Portillo Ronk, PC as counsel to the Creditors’ Committee. Since the formation of the Creditors’ Committee, the Debtor has kept the Creditors’ Committee informed of, and has conferred with the Creditors’ Committee on, matters relating to the Debtor’s business operations and have sought the concurrence of the Creditors’ Committee to the extent its constituency would be affected by proposed actions and transactions outside the Debtor’s ordinary course of business. The Creditors’ Committee has participated with the Debtor’s management and professional advisors in reviewing the Debtor’s business plans and operations.

E.	The DIP Financing

As stated previously, the Debtor commenced the Chapter 11 Case with limited liquidity, and subsequently obtained interim and final approval to use Cash Collateral on a consensual basis with the Pre-petition Secured Lender to operate its business. However, the use of Cash Collateral alone was not sufficient to allow the Debtor to operate its business through the Chapter 11 Case. Indeed, it was evident at the commencement of the Chapter 11 Case that the Debtor would need additional financing to continue operations and prosecute the Chapter 11 Case.

The interim use of Cash Collateral was to act as a bridge to securing post-petition financing which, once secured, would enable the Debtor to operate its business and prosecute the Chapter 11 Case going forward. Leading up to and immediately following the commencement of the Chapter 11 Case, the Debtor identified and contacted a number of potential sources of post-petition financing. After conducting extensive negotiations with one lender, the Debtor determined that the terms offered by that lender would not be in the best interests of the Debtor and its stakeholders, and began negotiations with a second lender, GemCap Lending I, LLC (“GemCap”).

On August 20, 2012, the Debtor entered into a Letter of Intent dated August 14, 2012, with GemCap concerning the terms under which GemCap would provide up to $10 million in debtor in possession financing (the “DIP Facility”) to the Debtor, subject to certain terms and conditions. The Letter of Intent provided for the payment of certain fees to GemCap in consideration of GemCap’s conditional commitment to provide the DIP Facility. On August 17, 2012, the Debtor filed a Motion for Order Authorizing Debtor to Enter into Letter of Intent with GemCap Lending I, LLC and Fund Expenses in Connection Therewith. On August 23, 2012, the Bankruptcy Court entered an order granting the relief requested by the motion.

From August 23 to September 7, 2012, the Debtor and GemCap negotiated the definitive documents relating to the DIP Facility, including a subordination agreement pursuant to which the Pre-petition Secured Lender’s liens and security interests would be subordinated to those of GemCap. On September 7, 2012, the Debtor filed an Expedited Motion (1) Authorizing Postpetition Financing, (2) Granting Priming Liens and Providing Super Priority Administrative Expense Priority, (3) Authorizing Use of Cash Collateral and Providing Adequate Protection or the Debtor to Obtain Debtor-in-Possession Financing and Granting Adequate Protection, (4) Modifying the Automatic Stay, and (5) Scheduling a Final Hearing Pursuant to Sections 105, 361, 362, 363 and 364 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014. On September 13, 2012, the Bankruptcy Court entered an interim order (the “Interim DIP Order”) granting the relief requested by the Motion. The Interim DIP Order allowed the Debtor to borrow up to $5 million under the DIP Facility, included a budget (the “DIP Budget”) in accordance with which the Debtor would borrow and repay the funds provided by the DIP Facility, and provided that the Creditors’ Committee could object to certain limited aspects of the validity of the Pre-petition Secured Lender’s liens and security interests until October 9, 2012.

On October 3, 2012, the Creditors’ Committee filed an objection to the entry of the Interim DIP Order, and on October 11, 2012, the Bankruptcy Court entered an agreed final order approving the DIP Facility on a final basis (the “Final DIP Order”), with a revised DIP Budget, special provisions for the reservation of funds for the fees of the Creditors’ Committee’s counsel and an extension to December 31, 2012 of the period during which the Creditors’ Committee may object to certain limited aspects of the validity of the Berg & Berg Liens and Security Interests. As part of the Final DIP Order, the obligations of the Debtor evidenced by the Berg & Berg Notes were found by the Bankruptcy Court to be valid and enforceable and not subject to offset, credit or counterclaim, and the Berg & Berg Liens and Security Interests were found by the Bankruptcy Court to be valid, perfected and unavoidable, subject only to the right of the Creditors’ Committee to file a complaint or objection to certain limited aspects of the validity of the Berg & Berg Liens and Security Interests. The time period during which the Creditors’ Committee may file such a complaint or objection has since been extended numerous times, by agreement between the Pre-petition Secured Lender and the Creditors’ Committee. The Final DIP Order provided the Debtor with the authority to use the proceeds of the DIP Facility to permit the orderly continuation of the Debtor’s business, to maintain business relationships with vendors, suppliers and customers, to make payroll, to make capital expenditures, and to satisfy other working capital and operational needs.

F.	Debtor’s Exclusivity Period

The Bankruptcy Code provides the debtor with an initial 120-day period during which the debtor has the exclusive right to file a plan of reorganization. The Bankruptcy Court has granted the Debtor extensions of such exclusivity period, most recently to extend such exclusivity period to October 7, 2013.

G.	Motion to Compel Appointment of Equity Committee

On November 13, 2012, a group of holders of the Debtor’s common stock filed a Motion to Compel Appointment of Equity Committee. On December 18, 2012, the Bankruptcy Court entered an order denying the motion.

H.	Appointment of New Chief Executive Officer

Effective November 26, 2012, Robert Kanode resigned from his roles as Chief Executive Officer, President and as a member of the Board of Directors of the Debtor and all other officer positions and directorships with the Debtor and each of its affiliated entities. Effective the same day, the Board of Directors of the Debtor appointed Joseph Fisher, an executive with extensive experience in the power storage industry, as Chief Executive Officer and President of the Debtor. Mr. Fisher had been a director of the Debtor since July 31, 2012. Since becoming CEO of the Debtor, Mr. Fisher has implemented measures to reduce the Debtor’s costs and expenses and to expand its revenue opportunities. Ultimately, management was successful in reducing operating losses from an average of approximately $1 million per month to approximately $400,000 per month (excluding expenses associated with the Chapter 11 Case) by January 2013.

I.	Efforts to Secure Exit Financing

Throughout the latter part of 2012 and into 2013, the Debtor sought to secure exit financing in an amount that would allow for the payment of the pre-petition claims of its creditors, as well as to provide adequate funding to satisfy the Debtor’s anticipated requirements for working capital and for capital expenditures until the Debtor could achieve profitability. The Debtor’s officers and directors held discussions with a number of potential sources for such exit financing, but were ultimately unable to secure a proposal for the needed exit financing.

J.	Retention of Investment Bankers and Pursuit of Exit Financing

Accordingly, in December 2012 the Debtor began interviewing investment bankers to help it find the needed exit financing. Officers of the Debtor requested proposals from approximately 10 investment banking firms, ultimately selecting and receiving Bankruptcy Court approval by Order dated February 15, 2013 to retain KPMG Corporate Finance, LLC (“KPMG”) and Roth Capital Partners, LLC (“Roth”) with a mandate to secure the needed exit financing for the Debtor.

Over the next four months, KPMG and Roth conducted an extensive marketing process canvassing a wide range of financial and strategic investors to provide exit financing for the Debtor. In this marketing process, KPMG and Roth reached out to over one hundred entities to find a suitor interested in financing the Debtor’s operations on a prospective basis. During that process, the Debtor contacted 32 financial and 74 strategic investors, sent management presentations to 13 entities, and conducted diligence reviews with five strategic investors. Although none of these strategic investors made a proposal for exit financing, two of them proposed an acquisition of the Debtor’s business. These acquisition proposals ranged from $25 million to an amount less than the amount required to pay in full the Berg & Berg Notes, the DIP Facility and the Administrative Expenses of the Chapter 11 Case.

K.	Acquisition Proposals and Liquidity Challenges

Over a period of several weeks, KPMG and Roth and the Debtor engaged in extensive negotiations on non-binding terms with one of the entities proposing to acquire the Debtor’s business. These negotiations resulted in a non-binding letter of intent from this proposed acquiror, as well as a small increase in the offered price. However, the offered price was still less than the amount required to pay in full the Berg & Berg Notes, the DIP Facility and the Administrative Expenses of the Chapter 11 Case. Ultimately, the negotiations failed to culminate in an agreement.

While these discussions were ongoing, the Debtor’s cash situation, which had been difficult since before the Commencement Date and only partially alleviated by the DIP Loan, became increasingly critical. Sales of the Debtor’s power supply systems continued and even experienced some growth, while the cost-cutting measures implemented by the Debtor continued to reduce the Debtor’s operating losses. However, the Debtor’s need for additional cash to build inventory in order to fulfill sales, coupled with a shrinking borrowing base resulting from delays in collections and customer concentration, presented the Debtor with a near-term cash crunch. The Debtor attempted to raise additional cash by aggressively pursuing collection of its accounts receivable, and by requesting that GemCap expand the base of assets against which the Debtor could borrow under the DIP Loan.

On June 17 and 18, 2013, while discussions with the potential acquiror continued, the Pre-petition Secured Lender proposed certain principal terms of a plan of reorganization for the Debtor.

At a meeting of the Debtor’s Board of Directors on June 26, 2013, it became clear that the potential acquiror would not modify its proposal to accommodate the conditions for consent of the Pre-petition Secured Lender. Accordingly, the Board determined that the interests of the Debtor’s creditors would be best served by proceeding with a plan of reorganization based on the terms proposed by the Pre-petition Secured Lender.

IV.     MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Cancellation of Debtor’s Securities and Instruments

On the Effective Date, all Equity Interests in the Debtor, including, without limitation, any and all common stock, preferred stock, options or rights to exercise warrants or options or any other security that is convertible into or provides a right to otherwise acquire any common stock or any other interest in the Debtor will be deemed canceled, terminated and of no force and effect, as permitted by, among others, section 1123 of the Bankruptcy Code, without the need for any further action to be taken by the Debtor, the holder of the Equity Interests or any other party, and the certificates that previously evidenced ownership of those Equity Interests will be deemed canceled (all without further action by any person or the Bankruptcy Court) and will be null and void and such certificates will evidence no rights or interests in the Debtor or the Reorganized Debtor.

B.	Cancellation of Other Obligations of the Debtor

Except (i) for purposes of evidencing a right to distributions under the Plan, (ii) with respect to Executory Contracts that have been assumed by the Debtor, or (iii) as otherwise provided in the Plan, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim, in each case, outstanding prior to the Effective Date, will be canceled and extinguished and of no further force or effect without the need for any further action to be taken by the Debtor or any other party.

C.	Exit Financing

On the Effective Date, the Reorganized Debtor will enter into a new loan agreement with Berg & Berg, pursuant to which Berg & Berg will provide to the Reorganized Debtor a new loan in the principal amount of $20,000,000 (the “New Loan”), to be evidenced by a promissory note (the “New Loan Note”). The New Loan Note will accrue simple interest at the rate of five percent (5%) per annum, payable in Cash or, at the election of the Reorganized Debtor, by increasing the then-outstanding principal amount of the New Loan Note. The New Loan Note will have a 5-year term and will be payable in quarterly installments of interest only starting January 1, 2015, with a balloon payment of the outstanding principal amount on the fifth anniversary of the New Loan Note. The Reorganized Debtor’s obligations to the holder of the New Loan Note will be secured by a first priority and perfected lien against all of the Reorganized Debtor’s assets, with such lien to be deemed to be perfected without the need for any further action or the recording of any further perfection document, recognizing that the holder of the New Loan Note reserves the right to record whatever lien perfection documents or take whatever other steps such holder desires or deems appropriate to perfect its lien. A true and correct copy of each of the form of the New Loan Note and the related documents will be attached to the Plan Supplement. Berg & Berg has agreed to subordinate the payment of the New Loan Note to the payment of the holders of Allowed Claims in Classes 5, 6, 7, 8, and 9 in accordance with their treatment under the Plan.

The proceeds from the New Loan will be used (i) to pay Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, Secured Tax Claims, DIP Claims, Other Secured Claims, the Cure Claim of Lishen, Convenience Claims, General Unsecured Claims, and the Unsecured Claim of Carl Warden, (ii) to pay the fees, costs and expenses incurred directly in connection with the restructuring transactions contemplated in connection with the Plan, and (iii) to fund the Reorganized Debtor’s working capital and general corporate needs.

D.	Sources of Cash for Plan Distributions

All Cash necessary for the Reorganized Debtor to make payments required pursuant to the Plan will be funded with cash on hand and by the New Loan. On the Effective Date, the Pre-petition Secured Lender will fund the New Loan to the Reorganized Debtor, in accordance with the New Loan and subject to the satisfaction of the conditions precedent set forth therein. From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in the New Loan and any other post-Effective Date financing, will have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the Reorganized Debtor deems appropriate.

E.	Authorization and Issuance of New Valence Stock

1.     New Valence Stock. As discussed below in Section V.B.4(b), Berg & Berg will exchange $50,000,000 of its Pre-petition Secured Lender Claims for 100% of the New Valence Stock. To accomplish this, on the Effective Date, the Reorganized Debtor will issue or reserve for issuance all of the New Valence Stock. The New Valence Stock will represent all of the Equity Interests in the Reorganized Debtor as of the Effective Date. The issuance of the New Valence Stock by the Reorganized Debtor will be authorized without the need for further corporate action or order of the Bankruptcy Court, and all of the shares of New Valence Stock issued pursuant to the Plan will be duly authorized and validly issued. The Reorganized Debtor will issue and transfer the New Valence Stock through newly issued stock certificates.

2.     Private Company. The Reorganized Debtor will be a private company and will take such actions necessary to cease being a reporting company as contemplated under the Securities Exchange Act of 1934 and any applicable regulations.

3.     Equity Incentive Plan. The Plan establishes the Equity Incentive Plan, which will be included with the Plan Supplement and will provide for 10% of the Reorganized Debtor’s equity capitalization (which may take the form of New Valence Stock or another equity security to be described in the Plan Supplement), or options exercisable for New Valence Stock (or another equity security), to be reserved for issuance to the Reorganized Debtor’s qualified directors, officers and employees. Such New Valence Stock (or other equity security) and options to purchase New Valence Stock (or other equity security) will be issued pursuant to Rule 701 promulgated under the Securities Act or pursuant to an exemption provided by section 4(2) of the Securities Act.

F.	Vesting of Assets in the Reorganized Debtor

On the Effective Date, all property of the Debtor’s estate, including all claims and Causes of Action against third parties that arose prior to or after the Commencement Date, and any property acquired by the Debtor during the Chapter 11 Case or by the Reorganized Debtor under the Plan, will vest in the Reorganized Debtor. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan. As of the Effective Date, all assets of the Reorganized Debtor will be free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or the Confirmation Order.

G.	Ownership of Non-Debtor Subsidiaries

On the Effective Date, the Reorganized Debtor will own and retain its equity interests in any non-Debtor Subsidiaries to the same extent that the Debtor owned an equity interest in such non-Debtor Subsidiary prior to the Effective Date.

H.	Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment.

I.	Exemption from Securities Registration Requirements

All of the securities to be distributed pursuant to the Plan will be issued, as applicable, pursuant to the exemption set forth in section 1145(a)(1) of the Bankruptcy Code and will be freely tradable, without restriction, except to the extent any holder is an “underwriter” as provided in section 1145(b)(1) of the Bankruptcy Code. The issuance of the New Valence Stock, the New Loan Note and the New Claim Note will be exempt from the registration and prospectus delivery requirements of section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities pursuant to the exemptions set forth in section 4(2) of the Securities Act or Regulation D promulgated thereunder.

J.	Further Assurances

The Debtor and/or the Reorganized Debtor will be authorized to take all actions as may be necessary or appropriate to implement procedures, and amend, supplement, modify or enter into agreements and take such actions and to execute and deliver such documents as will be necessary, appropriate or convenient to effectuate any transaction described in, approved by, contemplated by or necessary to the implementation of the Plan, including without limitation the issuance of all debt and equity securities to be issued pursuant to the Plan, without any further order of the Bankruptcy Court. Without limitation, such actions may include: (1) the execution and delivery of appropriate agreements or other documents (including, without limitation, documents relating to the New Loan) containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtor determines are necessary or appropriate. The Reorganized Debtor will execute and deliver such other agreements, documents and Instruments as are required to be executed and/or delivered pursuant to the terms of (including, but not limited to, as a condition precedent to the effectiveness of) the Plan and the New Loan.

V.     TREATMENT OF HOLDERS OF CLAIMS AND EQUITY INTERESTS

UNDER THE PLAN OF REORGANIZATION

A.	Description and Treatment of Administrative Claims

The Plan provides for the payment in full of Administrative Expense Claims, compensation and reimbursement Claims of professionals, and Priority Tax Claims. Consequently, these claims are not classified. The aggregate amount of these Claims will depend on the length of the Chapter 11 Case. Delays in the Chapter 11 Case due to litigation or unforeseen events could materially increase the amount of such Claims.

1.	Administrative Expenses

On the Effective Date of the Plan, or as soon as practicable after the Effective Date, the Debtor will pay each Allowed Administrative Expense Claim in full and in Cash, unless such holder consents to other treatment of its Administrative Expense Claim.

The Plan establishes a bar date (the “Administrative Expense Bar Date”) of sixty (60) days following the Effective Date for the filing of Administrative Expense Claims, including final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date. Applications for payment of all Administrative Expenses that accrued on or before the Effective Date, other than those for which a bar date was previously set or for which a request and/or proof of Claim has previously been filed, must be filed and served on all parties entitled to notice thereof by no later than the Administrative Expense Bar Date.

A notice of the Administrative Expense Bar Date will be included in the Confirmation Order and/or as a separate notice and/or as may be directed by the Bankruptcy Court. Any requests for payment of Administrative Expenses that are not properly filed and served by the Administrative Expense Bar Date will be disallowed automatically without the need for any objection from the Debtor or the Reorganized Debtor or any action by the Bankruptcy Court.

The Debtor and/or the Reorganized Debtor have the right to object to any Administrative Expense within 180 days after the Administrative Expense Bar Date, subject to extensions from time to time granted by the Bankruptcy Court. Unless the Debtor or the Reorganized Debtor objects to a timely-filed and properly served Administrative Expense, such Administrative Expense will be deemed Allowed in the amount requested. In the event that the Debtor or the Reorganized Debtor objects to an Administrative Expense, the parties may confer to try to reach a settlement and may settle the non-professional Administrative Expenses in the ordinary course of business without further Bankruptcy Court approval; failing that, the Bankruptcy Court will determine whether such Administrative Expense should be Allowed and, if so, in what amount.

Holders of Post Petition Intercompany Claims do not need to file a request for payment of Administrative Expense. The amount of such Claims will be determined pursuant to the Debtor’s books and records.

All Administrative Expenses incurred in the ordinary course (including, but not limited to, those arising pursuant to Insurance Policies and related agreements assumed pursuant to the Plan) will be paid in the ordinary course by the Debtor or the Reorganized Debtor without the need or requirement for the creditor to file a motion, application or claim for allowance of payment thereof.

2.	Professional Compensation and Reimbursement Claims

Any entity seeking an award by the Bankruptcy Court of compensation for services rendered and/or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code must (i) file its final application for allowance of such compensation and/or reimbursement by no later than the Administrative Expense Bar Date or such other date as may be fixed by the Bankruptcy Court, and (ii) be paid by or on behalf of the Debtor or Reorganized Debtor, in full, in Cash, in such amounts as are Allowed, upon (a) the date the order granting such award becomes a Final Order, or as soon thereafter as is practical, or (b) such other terms as may be mutually agreed upon by the professional and the Debtor or Reorganized Debtor. Notwithstanding any of the foregoing, the Debtor or Reorganized Debtor will assume all post-petition liabilities, fees and expenses for, and make payment in the ordinary course to, any professional retained by the Debtor as an ordinary course professional pursuant to that certain order of the Bankruptcy Court, entered August 27, 2012.

3.	Priority Tax Claims

Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtor, in payment of such Claim, either (i) on the Effective Date, an amount in Cash equal to the Allowed amount of such Claim, or (ii) on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the Reorganized Debtor, over a period not exceeding five (5) years after the Commencement Date, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with a rate of interest determined under applicable non-bankruptcy law pursuant to section 511 of the Bankruptcy Code or such other amount as determined by the Bankruptcy Court in the Confirmation Order; provided, however, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest or penalty accrued on or after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the Debtor as such obligations become due.

The Debtor is not aware of any Allowed Priority Tax Claims.

B.	Description and Treatment of Classified Claims and Equity Interests

1.	Class 1 – Priority Non-Tax Claims

Priority Non-Tax Claims are Claims entitled to priority pursuant to section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims), including, without limitation, certain allowed employee compensation and benefit claims of the Debtor’s employees incurred within one hundred eighty (180) days prior to the Commencement Date.

A Class 1 Claim in the amount of approximately $12,500 has been asserted against the Debtor. The Debtor believes such Claim is more accurately characterized as a General Unsecured Claim.

Except to the extent that the holder agrees to less favorable treatment or has been paid by the Debtor prior to the Effective Date, each holder of an Allowed Priority Non-Tax Claim will receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, Cash equal to the Allowed amount of such Claim, on the Effective Date or as soon as practicable after the Effective Date or, if later, as soon as practicable after such Claim becomes Allowed.

Class 1 is unimpaired under the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

2.	Class 2 – Secured Tax Claims

Secured Tax Claims are any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties).

The Debtor is not aware of any Class 2 Claims, and anticipates that any Allowed Class 2 Claims will be none or nominal.

Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed Secured Tax Claim will, at the sole option of the Debtor, either (i) receive from the Debtor on the Effective Date, an amount in Cash equal to the Allowed amount of such Claim, or (ii) retain its lien securing such Allowed Secured Tax Claim and on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the Reorganized Debtor, receive from the Reorganized Debtor equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with a rate of interest determined under applicable non-bankruptcy law pursuant to section 511 of the Bankruptcy Code or such other amount as determined by the Bankruptcy Court in the Confirmation Order, over a period not exceeding five (5) years after the Commencement Date.

Class 2 is impaired under the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

3.	Class 3 - DIP Claims

The loan that forms the basis for the DIP Claims is described in Section III.E above.

As of July 31, 2013, the principal amount outstanding under the DIP Facility was $2,720,707.

On the Effective Date, the DIP Claim will be paid in full pursuant to the Final DIP Order. Upon the payment in full in Cash on the Effective Date of all Allowed DIP Claims, all liens, Claims and security interests granted to secure the DIP Claims under the Final DIP Order will be deemed terminated and will be of no further force and effect without the need for any party to take any further action or for any further order of the Bankruptcy Court. However, following the payment in full in Cash on the Effective Date of all Allowed DIP Claims, the DIP Lender will be required to execute all necessary documents requested by the Debtor or the Reorganized Debtor to effectuate the termination of all such liens, Claims and security interests which were granted to secure the DIP Claims. The Reorganized Debtor will be entitled to take any action necessary to effectuate the discharge of any and all liens, Claims and security interests under the Final DIP Order.

Class 3 is unimpaired by the Plan. Each holder of an Allowed DIP Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

4.	Class 4 – Pre-petition Secured Lender Claim

The loans that form the basis for the Pre-petition Secured Lender Claim are described in Sections II.C.3(a) and (b) above.

Berg & Berg has a Class 4 Allowed Secured Claim in the amount of $69,101,830 against the Debtor.

On the Effective Date, Berg & Berg will receive the following in exchange for its Allowed Secured Claim:

(a)     In exchange for $19,101,830 of its Allowed Secured Claim, a promissory note (the “New Claim Note”) in the principal amount of $19,101,830. The New Claim Note will accrue simple interest at the rate of five percent (5%) per annum, payable in Cash or, at the election of the Reorganized Debtor, by increasing the then-outstanding principal amount of the New Claim Note. The New Claim Note will have a 5-year term and will be payable in quarterly installments of interest only starting January 1, 2015, with a balloon payment of the outstanding principal amount on the fifth anniversary of the New Claim Note. The Reorganized Debtor’s obligations to the holder of the New Claim Note will be secured by a first priority and perfected lien against all of the Reorganized Debtor’s assets, with such lien to be deemed to be perfected without the need for any further action or the recording of any further perfection document, recognizing that the holder of the New Claim Note reserves the right to record whatever lien perfection documents such holder deems appropriate and desirable. A true and correct copy of the form of the New Claim Note will be attached to the Plan Supplement. Berg & Berg has agreed to subordinate the payment of the New Claim Note to the payment of the holders of Allowed Claims in Classes 5, 6, 7, 8, and 9 in accordance with their treatment under the Plan.

(b)     In exchange for $50,000,000 of its Allowed Secured Claim, one hundred percent (100%) of the shares of New Valence Stock, representing one hundred percent (100%) of the Reorganized Debtor’s issued and outstanding shares of capital stock on the Effective Date. The holder of 100% of the shares of New Valence Stock will contribute ten percent (10%) of the Reorganized Debtor’s equity capitalization (which may take the form of shares of New Valence Stock or another security as described in the Plan Supplement) on the Effective Date to the Equity Incentive Plan described in Section IV.E.3 of this Disclosure Statement for the benefit of qualified directors, officers and employees of the Reorganized Debtor. The equity in the Equity Incentive Plan will be distributed in the manner and in accordance with timing determined by the Reorganized Debtor’s Board of Directors.

On the Effective Date, all of the Claims of Berg & Berg on account of the Berg & Berg Notes will be deemed to be valid, perfected and enforceable and not subject to offset, credit, or counterclaim, and all of the Berg & Berg Liens and Security Interests will be deemed to be valid, perfected, and unavoidable without the need for (i) any further order of the Bankruptcy Court, (ii) the execution, filing or recordation of any financing statements, security agreements or other documents, or (iii) any further action of any party. Also, on the Effective Date, the deadline for the Creditors’ Committee or any other party in interest to file or assert any objection to the validity or enforceability of the Berg & Berg Notes or to the validity or perfection of the Berg & Berg Liens and Security Interests will be deemed to be permanently and irrevocably waived.

Class 4 is impaired by the Plan. Each holder of an Allowed Pre-petition Secured Lender Claim is entitled to vote to accept or reject the Plan.

5.	Class 5 – Other Secured Claims

Other Secured Claims are Claims, other than the Pre-petition Secured Lender’s Secured Claim, to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim, secured by a lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

Class 5 Claims in the aggregate amount of approximately $15,500 have been asserted against the Debtor. The Debtor specifically reserves the right to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens relating to any Other Secured Claims.

Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each Allowed Other Secured Claim will be paid its Allowed Other Secured Claim, at the sole discretion of the Reorganized Debtor, either by (i) reinstatement or being rendered unimpaired in accordance with section 1124 of the Bankruptcy Code (only if not due and payable on or before the Effective Date), notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default; (ii) paid in the ordinary course of business in accordance with the course of practice between the Debtor and such holder with respect to such Claim; or (iii) paid by transfer of the Collateral securing such Claim to the holder of such Claim.

Class 5 is impaired by the Plan. Each holder of an Allowed Other Secured Claim is entitled to vote to accept or reject the Plan.

6.	Class 6 – Cure Claim of Lishen

Lishen is the holder of an executory contract with the Debtor, as described in Section III.A.7.

Pursuant to the Order Granting Motion to Assume Executory Contracts with Tianjin Lishen Battery Joint-Stock Co., Ltd. (“Lishen Assumption Order”), Lishen has agreed to repayment of its Cure Amount in the original amount of $4,685,281, as set forth in the Lishen Assumption Order, over a two-year period ending in August 2014. The outstanding amount of this obligation owed to Lishen as of August 1, 2013, is $3,342,281.

Class 6 is impaired by the Plan. Each holder of an Allowed Cure Claim of Lishen is entitled to vote to accept or reject the Plan.

7.	Class 7 – Convenience Claims

An allowed Convenience Claim is any Allowed Unsecured Claim in an amount equal to or less than $500.

A total of 29 Class 7 Claims, in the aggregate amount of $4,140, have been asserted against the Debtor.

Each holder of an Allowed Convenience Claim will be paid in full on the Effective Date or as soon as practicable thereafter. The Allowed Convenience Claims are treated in this manner because the mailing costs and administrative burden are both costly and inefficient for the Debtor.

Class 7 is unimpaired under the Plan. Each holder of an Allowed Convenience Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

8.	Class 8 – General Unsecured Claims

General Unsecured Claims are all unsecured Claims that are not Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, the Cure Claim of Lishen, Convenience Claims or the Unsecured Claim of Carl Warden. General Unsecured Claims include, without limitation, (a) Claims of vendors or customers of the Debtor that are not Priority Claims, (b) Claims of present or former employees of the Debtor that are not Priority Claims, and (c) Claims arising as a result of the rejection by the Debtor of executory contracts and unexpired leases.

A total of 73 Class 8 Claims, in the aggregate amount of $2,204,920, have been asserted against the Debtor by the filing of a proof of claim or listed on the Debtor’s Schedules.

On the Effective Date, each holder of an Allowed General Unsecured Claim in an amount greater than $500 has the right under the Plan to elect to opt into the Convenience Class and accept $500 on the Effective Date in full settlement and satisfaction of such Allowed General Unsecured Claim. Each holder of an Allowed General Unsecured Claim that does not opt into the Convenience Class will be paid (i) its pro rata share of $1,102,460 (but not more than one-half of the Allowed Amount of such holder’s General Unsecured Claim) on the Effective Date and (ii) its pro rata share of $1,102,460 (but not more than one-half of the Allowed Amount of such holder’s General Unsecured Claim) on or before the first Effective Date Anniversary. These two payment amounts of $1,102,460 each will be reduced by the amounts of any Allowed General Unsecured Claims the holders of which opt into the Convenience Class. If no additional Allowed General Unsecured Claims arise that are not known by the Debtor as of the date of this Disclosure Statement, each Allowed General Unsecured Claim will be paid in full. To the extent that any of the 73 Class 8 Claims are subsequently disallowed or reduced, the two payment amounts of $1,102,460 each being made available for the payment of Allowed General Unsecured Claims will be proportionally reduced.

Class 8 is impaired under the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

9.	Class 9 –Unsecured Claim of Carl Warden

The loan that forms the basis for the Unsecured Claim of Carl Warden is described in Section II.C.3(c) above.

Carl Warden has a Class 9 Claim in the amount of $3,016,875 against the Debtor.

The holder of the Class 9 Claim will be paid (a) $1,508,437.50 on the Effective Date and (b) $1,508,437.50 on or before the first Effective Date Anniversary, which will result in the Class 9 Claim being paid in full.

Class 9 is impaired under the Plan. Each holder of an Allowed Unsecured Claim of Carl Warden is entitled to vote to accept or reject the Plan.

10.	Class 10 – Preferred Stockholder Claims

The Debtor’s preferred stock that forms the basis for the Preferred Stockholder Claims is described in Section II.C.2 above.

The Preferred Shares will be canceled on the Effective Date. Holders of Preferred Stockholder Claims will not receive or retain any interest or property on account of such Preferred Stockholder Claims.

Class 10 is impaired by the Plan. Each holder of a Preferred Stockholder Claim is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

11.	Class 11 – Equity Interests in the Debtor

Equity Interests are all interests in the equity securities of the Debtor other than those contained in Class 10, and include shares of the Debtor’s common stock, warrants to purchase the Debtor’s common stock, and options to purchase the Debtor’s common stock.

All Equity Interests will be canceled on the Effective Date. Holders of Equity Interests will not receive or retain any interest or property on account of such Equity Interests.

Class 11 is impaired by the Plan. Each holder of an Equity Interest is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Claims

Except as otherwise provided in the Plan, nothing in the Plan will affect the Debtor’s or the Reorganized Debtor’s rights with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to, or setoffs or recoupments against, any such Claims.

D.	Acceptance or Rejection of the Plan

1.     Presumed Acceptance of Plan. Classes 1, 3 and 7 are unimpaired under the Plan, and are therefore presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2.     Presumed Rejection of Plan. Classes 10 and 11 are impaired under the Plan, but will receive no distribution under the Plan and are therefore presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.     Voting Classes. Each holder of an Allowed Claim in each of Classes 2, 4, 5, 6, 8, and 9 will be entitled to vote to accept or reject the Plan.

4.     Controversy Concerning Impairment. If a controversy arises as to whether any Claim or Equity Interest, or any Class thereof, is impaired, the Bankruptcy Court will, after notice and a hearing, determine such controversy on or before the Confirmation Date.

5.     Consensual and Nonconsensual Confirmation. Acceptance of the Plan by Class 2, 5, 6, 8, or 9 will satisfy the requirement of section 1129(a)(10) of the Bankruptcy Code that at least one impaired Class accept the Plan, without including any acceptance of the Plan by an insider. In the event any Class votes to reject the Plan or is deemed to have rejected the Plan, the Debtor intends to request that the Bankruptcy Court confirm the Plan notwithstanding such rejection pursuant to section 1129(b) of the Bankruptcy Code, on the basis that the Plan is fair and equitable and does not discriminate unfairly as to the holders of any such Class, as described in Article X.E of this Disclosure Statement.

VI.     PROJECTIONS

Attached to this Disclosure Statement as Exhibit B are the financial projections prepared by the Debtor’s management (the “Projections”). The Projections show, on a consolidated basis, the Debtor’s actual cash flow for the fiscal year ended March 31, 2013, and incorporate the estimated effect of the transactions contemplated by the Plan on the Debtor’s and the Reorganized Debtor’s cash flow for the three-year period beginning April 1, 2013 and ending March 31, 2016 (the “Projected Period”).

The Projections reflect significant assumptions, including various assumptions with respect to the anticipated future performance of the Reorganized Debtor after the restructuring contemplated under the Plan is consummated, industry performance, research and development results, general business and economic conditions and other matters, some of which are beyond the control of the Debtor and the Reorganized Debtor. While the Debtor believes that the assumptions underlying the Projections for the Projected Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. In addition, unanticipated events and circumstances may affect the actual financial results of the Reorganized Debtor. Therefore, actual results may vary from the projected results, and no representation can be made or is made with respect to the accuracy of the Projections or the ability of the Reorganized Debtor to achieve the projected results. See Article IX of this Disclosure Statement entitled “Certain Risk Factors to be Considered” for a discussion of certain factors that may affect the future financial performance of the Debtor and/or the Reorganized Debtor.

The Debtor does not anticipate that it will, and disclaims any obligation to, furnish updated projections in the event that assumptions upon which the Projections have been based have changed.

The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Accountants, the Financial Accounting Standards Board or with a view to compliance with published guidelines of the Securities and Exchange Commission regarding projections or forecasts. The Projections have not been audited, reviewed or compiled by the Debtor’s independent auditors.

The Projections contain forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. Although the Debtor believes the expectations contained in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Debtor’s or the Reorganized Debtor’s actual results of operations and future financial condition may differ materially from those expressed or implied in any such forward-looking statements.

VII.     GOVERNANCE OF THE REORGANIZED DEBTOR

A.	Certificate of Incorporation and Bylaws

On the Effective Date, the certificate of incorporation and bylaws of the Reorganized Debtor may be amended and restated as deemed appropriate by the Reorganized Debtor. Any such amendment documents will be included in the Plan Supplement. After the Effective Date, the Reorganized Debtor will be authorized to amend and restate the certificate of incorporation and the bylaws of the Reorganized Debtor as deemed appropriate by the Reorganized Debtor.

B.	Directors and Officers

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, (i) the initial directors of the Reorganized Debtor will be appointed by the holder of New Valence Stock in accordance with the certificate of incorporation of the Reorganized Debtor, and (ii) the officers of the Debtor immediately prior to the Effective Date are expected to be the initial officers of the Reorganized Debtor. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other person proposed to serve on the initial board of directors of the Reorganized Debtor or as an initial officer of the Reorganized Debtor, and, to the extent such person is an insider, the nature of any compensation for such person. The classification and composition of the initial board of directors of the Reorganized Debtor will be consistent with the certificate of incorporation of the Reorganized Debtor.

The initial members of the board of directors of the Reorganized Debtor (the “Board”) are expected to be: Joseph Fisher, Vassilis Keramidas, William Masuda, Carl Berg, and Khoon Cheng Lim. Each of the members of the Board will serve in accordance with the certificate of incorporation and bylaws of the Reorganized Debtor, as may be amended from time to time.

The initial officers of the Reorganized Debtor are expected to be: Joseph Fisher, Chief Executive Officer; Roger Williams, General Counsel; Don Gottschalk, Vice President of Finance; Randall Adleman, Vice President of Sales and Marketing; and Khoon Cheng Lim, Chief Technology Officer.

C.	Corporate Action

On the Effective Date, and as provided in the Plan, the adoption of any amendments and/or restatements of the certificate of incorporation and bylaws of the Reorganized Debtor, the selection of directors and officers of the Reorganized Debtor, and all other actions of the Debtor and the Reorganized Debtor contemplated by the Plan will be deemed to be authorized and approved in all respects (subject to the provisions of the Plan and the Confirmation Order). All matters provided for in the Plan involving the corporate structure of the Debtor and the Reorganized Debtor and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, will be deemed to have timely occurred in accordance with applicable state law and will be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. Notwithstanding the foregoing, on the Effective Date the appropriate officers and members of the Board are and will be authorized and directed to take or cause to be taken all such actions as may be necessary or appropriate to issue, execute and deliver the agreements, documents, certificates, securities and Instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

D.	Continuing Corporate Existence

Except as otherwise provided in the Plan, the Debtor will, as the Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise). On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees and expenses, disbursements, expenses, or related support services (including fees relating to the preparation of applications for professionals) without application to, or approval of, the Bankruptcy Court.

VIII.     OTHER ASPECTS OF THE PLAN OF REORGANIZATION

A.	Disbursements Under the Plan. The Reorganized Debtor will act as the disbursing agent under the Plan.

1.             Timing of Distributions. Unless otherwise provided in the Plan, any distributions and deliveries to be made on the Effective Date will be made on the Effective Date or as soon as reasonably practicable thereafter and will be deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act will be completed no later than the next succeeding Business Day, but will be deemed to have been completed as of the required day.

2.              Delivery of Distributions – Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim will be made at the address of such holder as set forth on its proof of claim, and, in the absence of a proof of claim, on the Schedules or on the books and records of the Debtor or its agents. The holder must provide notice in writing of a change of address pursuant to the notice requirements set forth in the Plan or, in the case of holders of transferred Claims only, by the filing of a proof of claim or statement pursuant to Bankruptcy Rule 3001(e) by such holder or transferee that contains an address for such holder different from the address of such holder as set forth in the Schedules. The Debtor and the Reorganized Debtor will not be liable for any distribution sent to the address of record of a holder in the absence of the written notice of change thereof as provided in the Plan.

3.              Distributions Free and Clear. Except as otherwise provided in the Plan, any distribution or transfer by the Reorganized Debtor, including but not limited to distributions to any holder of an Allowed Claim, will be free and clear of any liens, claims, or encumbrances, and no other entity will have any interest – legal, beneficial, or otherwise – in assets transferred pursuant to the Plan.

4.           Undeliverable and Unclaimed Distributions. If any distribution to the holder of an Administrative Expense or Claim is returned as undeliverable, no further distributions to such holder will be made unless and until the holder notifies the Reorganized Debtor in writing of such holder’s then-current address, at which time all such distributions will, subject to the final sentence of this paragraph, be made as soon as is practicable to such holder, without interest. Checks issued by or on behalf of the Reorganized Debtor in respect of Allowed Administrative Expenses or Allowed Claims will be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof. Requests for re-issuance of any check will be made to the Reorganized Debtor in accordance with the notice provisions set forth in the Plan by the holder of the Allowed Administrative Expense or Allowed Claim to whom such check originally was issued. All claims for undeliverable distributions or voided checks must be made on or before one hundred fifty (150) days after the date such undeliverable distribution was initially made. After such dates, all such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will become unencumbered Cash of the Reorganized Debtor and the claim of any other holder to such property (or interest in property) will be discharged and forever barred. The holder of any Administrative Expense or Claim for which any undeliverable distribution has been deemed unclaimed property under section 347(b) of the Bankruptcy Code will not be entitled to any other or further distribution under the Plan on account of such Administrative Expense or Claim.

5.              Setoffs. To the extent permitted under applicable law, the Debtor and/or Reorganized Debtor may set off against or recoup from any Allowed Administrative Expense or Allowed Claim and the distributions to be made under the Plan on account thereof (before any distribution is made on account of such Allowed Administrative Expense or Allowed Claim), the claims, rights and Causes of Action of any nature that the Debtor may have asserted in writing against the holder of such Allowed Administrative Expense or Allowed Claim, including, without limitation, any rights under section 502(d) of the Bankruptcy Code, for up to one (1) year following the Effective Date. In the absence of a written objection by such holder of an Allowed Claim within thirty (30) days of the delivery of such writing from the Debtor or the Reorganized Debtor, it will be conclusively presumed that the requirements for disallowance of a Claim under section 502(d) of the Bankruptcy Code or setoff or recoupment under applicable law have been satisfied. If the holder of such Allowed Administrative Expense or Allowed Claim timely responds to the Debtor’s or the Reorganized Debtor’s written assertion that setoff or recoupment against such holder is appropriate, the party asserting such right must seek an order of the Bankruptcy Court allowing such setoff or recoupment; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claims, rights, and Causes of Action that the Debtor or the Reorganized Debtor may possess against such holder.

6.              Post-Petition Interest. Post-petition interest will not accrue on or after the Commencement Date on account of any Claim, except to the extent that the holder of a Claim has the benefit of a lien on assets that exceed the value of such Claim or unless expressly provided in the Plan, the Confirmation Order, the Final DIP Order, or any contract, Instrument, release, settlement or other agreement entered into in connection with the Plan, or required by applicable bankruptcy law.

B.	Procedures for Disputed Claims

1.	Disputed Claims

(a)     Objections. As of the Effective Date, the Reorganized Debtor will reserve the sole right, to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 328, 330, 331 and 503 of the Bankruptcy Code), to make, file and prosecute objections to Claims. However, to the extent an Insurance Policy or Insurance Agreement provides the insurer (or third party claims administrator) the right to participate with respect to the handling, administration, settlement, negotiation, arbitration, or litigation of a claim for which the Debtor, the Reorganized Debtor or a third party claimant seeks coverage, the insurer (or third party claims administrator) may so participate after the Effective Date to the same extent it would have been entitled to participate pursuant to its Insurance Policy or Insurance Agreement had the Chapter 11 Case not occurred. The Reorganized Debtor will serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable (unless such Claim was already the subject of a valid objection by the Debtor), but in no event will the service of such an objection be later than eight (8) months after the Effective Date, unless such date is extended by order of the Bankruptcy Court. The Bankruptcy Court will retain jurisdiction to adjudicate any Claims objections that occur after the Effective Date, regardless of whether an objection to the Claim was commenced prior to the Effective Date.

(b)     Estimations. The Debtor or the Reorganized Debtor may, at any time, request the Bankruptcy Court to estimate any Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor previously has objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim, at any time, including during litigation concerning any objection to such Claim.

2.	Resolution of Disputed Claims

(a)     Litigation or Compromise. All objections to Claims will be litigated to a Final Order except to the extent that the Reorganized Debtor elects to withdraw such objections, or the Reorganized Debtor and the holder of the Disputed Claim compromise, settle or otherwise resolve such objections, in which event they may settle, compromise or otherwise resolve any Disputed Claim without further order of the Bankruptcy Court.

(b)     Estimation. In the event the Bankruptcy Court estimates any Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim.

3.              No Distributions Pending Allowance. Notwithstanding any other provision in the Plan, if any portion of a Claim or Administrative Expense is Disputed, no payment, and/or distribution provided in the Plan will be made on account of any portion of that Claim or Administrative Expense unless and until (and only to the extent) such Claim or Administrative Expense becomes Allowed; distributions will be made on account of each Claim to the extent such Claim is Allowed from time to time, notwithstanding that some portion of such Claim remains Disputed.

4.            Distributions After Allowance. If, on or after the Effective Date, any Disputed Claim or Disputed Administrative Expense becomes an Allowed Claim or an Allowed Administrative Expense, the Reorganized Debtor, as soon as practicable following the date on which the Disputed Claim or Disputed Administrative Expense becomes an Allowed Claim or an Allowed Administrative Expense, will distribute to the holder of such Allowed Claim or Allowed Administrative Expense an amount, without any interest thereon, that provides such holder with the same percentage recovery as of the Effective Date, as holders of Claims or Administrative Expenses that were Allowed on the Effective Date.

5.              No Distribution in Respect of Disallowed Claims. To the extent that a Disputed Claim or a Disputed Administrative Expense is expunged or reduced, the holder of such Claim or Administrative Expense will not receive any distribution or participation rights on account of the portion of such Claim or Administrative Expense that is disallowed.

6.              Late-Filed Claims. Any Disputed Claim or Disputed Administrative Expense of which a proof of Claim has not been deemed timely filed as of the Effective Date will be deemed disallowed without further order of the Bankruptcy Court.

C.	Treatment of Executory Contracts and Unexpired Leases

1.              Treatment. All executory contracts and unexpired leases that exist between the Debtor and any Person will be deemed rejected, as of the Confirmation Date, by the Debtor, except for (i) any executory contract or unexpired lease that was previously expired or terminated pursuant to its own terms, (ii) any executory contract or unexpired lease that was previously assumed or rejected by the Debtor pursuant to an order of the Bankruptcy Court, (iii) any executory contract or unexpired lease that is the subject of a motion by the Debtor to assume or reject that is pending as of the Confirmation Date, (iv) any executory contract or unexpired lease that is specifically designated on the Assumption Schedule to the Plan Supplement, as a contract or lease to be assumed or to be assumed and assigned, as the case may be, (v) any contract, including Insurance Policies and Benefit Plans, that is assumed pursuant to the Plan, or (vi) any provision that is a confidentiality or indemnification provision, to the extent required to continue to be enforceable. All executory contracts and unexpired leases that exist between the Debtor and any Non-Debtor Affiliate will be deemed assumed by the Reorganized Debtor at $0 cure, as of the Effective Date, but the parties reserve the right to agree (a) to a different cure amount and (b) that the executory contract is rejected, and in any event, amounts owed will be Intercompany Claims that will be treated in accordance with the Plan.

2.            Confirmation Order.     The Confirmation Order will constitute an order of the Bankruptcy Court (i) approving the assumption, the assumption and assignment, or rejection, as the case may be, of executory contracts and unexpired leases, as described above, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, (ii) that the Reorganized Debtor has properly provided for the cure of any defaults that might have existed, (iii) that each assumption or assumption and assignment was in the best interest of the Debtor or the Reorganized Debtor, and (iv) the requirements for assumption and assignment of any executory contract or unexpired lease to be assumed had been satisfied. Each executory contract or unexpired lease that is assumed by the Debtor under the Plan and pursuant to the Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court will be deemed assigned, without further notice or order of the Bankruptcy Court, to the Reorganized Debtor on the later of (i) the Effective Date or (ii) the date of assumption.

3.              Inclusiveness. Unless otherwise specified in the Plan Supplement, each executory contract and unexpired lease listed on the Assumption Schedule therein will include (without regard to whether any of the following agreements, Instruments, or other documents are listed in the Plan Supplement) (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, Instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) with respect to any executory contract or unexpired lease that relates to the use, ability to acquire, or occupancy of real property, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

4.              Cure of Defaults. Any monetary amount by which any executory contract or unexpired lease being assumed under the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, or by agreement with the holder or by prior court order, by the payment of a Cure Amount. With the exception of such payment of Cure Amounts, if any, the Debtor and the Reorganized Debtor are not required to make any payment or take any other action in order to satisfy the requirements of section 365(b) of the Bankruptcy Code with regard to the executory contracts and unexpired leases being assumed under the Plan.

(a)     Cure Amounts. The Assumption Schedule lists, for each executory contract or unexpired lease being assumed under the Plan, the Debtor’s proposed Cure Amount; provided however, that the Debtor reserves the right on or prior to the date of the Confirmation Hearing to amend such schedule to add any executory contract or unexpired lease (and the attendant proposed Cure Amount) thereto or delete any executory contract or unexpired lease (and its attendant proposed Cure Amount) therefrom, or to amend the Cure Amount listed for any executory contract or unexpired lease. The Debtor will provide notice of any amendment to the Assumption Schedule to the non-Debtor parties to the executory contracts and unexpired leases affected thereby. The determination or payment of any Cure Amount in connection with the Debtor’s assumption of an executory contract or unexpired lease will constitute neither a waiver of any amounts owed to the Debtor by the counterparty, whether under the assumed executory contract or unexpired lease or otherwise, nor a waiver of any of the Debtor’s rights pursuant to section 502(d) of the Bankruptcy Code or otherwise.

(b)     Assumption Disputes. If a non-Debtor party to an executory contract or unexpired lease being assumed under the Plan timely objects to (i) the assumption, (ii) the proposed Cure Amount or the nature of the cure, (iii) the ability of the Debtor or the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease being assumed, or (iv) any other matter pertaining to assumption, the Debtor and the objecting party may settle, compromise, or otherwise resolve such issues without further order of the Bankruptcy Court, or submit the dispute to the Bankruptcy Court for determination. Cure and assumption (or assumption and assignment) will occur following either resolution of the dispute by the parties or the entry of an Order by the Bankruptcy Court, as the case may be.

(c)    Reservation of Right to Reject. Notwithstanding the above, the Debtor or Reorganized Debtor may, in their sole and absolute discretion, except for Insurance Policies as discussed herein, determine to reject any executory contract or unexpired lease at any time prior to the Confirmation Date. The effective date of a rejection effected pursuant to the preceding sentence will be the Effective Date regardless of the date on which the Debtor or the Reorganized Debtor gave notice of such rejection.

5.              Rejection Damages Claims. Claims arising out of the rejection of executory contracts and unexpired leases pursuant to the Plan must be filed with the clerk of the Bankruptcy Court and be served upon the Debtor and its counsel and the Reorganized Debtor and its counsel no later than thirty (30) days after the later of the date that notice is mailed regarding (i) entry of an order approving the rejection of such executory contract or unexpired lease if not rejected by entry of the Confirmation Order, (ii) entry of the Confirmation Order, (iii) amendment of the Assumption Schedule that results in the rejection of such executory contract or unexpired lease, and (iv) rejection of such executory contract or unexpired lease pursuant to the Plan. Any such Claim not filed within such time will be forever barred from assertion against the Debtor and its estate or the Reorganized Debtor or its property.

6.              Insurance Policies. Notwithstanding anything in this Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order or any other order of the Bankruptcy Court to the contrary (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release), on the Confirmation Date, each of the Insurance Policies and Insurance Agreements will, as applicable, either be (i) deemed assumed to the extent such Insurance Policies and Insurance Agreements were executory contracts of the Debtor or the Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or (ii) continued in accordance with its terms such that each of the parties’ contractual, legal and equitable rights under each Insurance Policy and Insurance Agreement will remain unaltered, and the terms, conditions, and obligations of each Insurance Policy and Insurance Agreement will apply as if the Chapter 11 Case had not occurred. Nothing in this Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order or any other order of the Bankruptcy Court to the contrary (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release): (i) will affect, impair or prejudice the rights and defenses of the insurers or the Debtor, the Reorganized Debtor or other insureds under the Insurance Policies and Insurance Agreements in any manner, and such insurers, the Debtor, the Reorganized Debtor and insureds will retain all rights, obligations and defenses under the Insurance Policies and Insurance Agreements, and the Insurance Policies and Insurance Agreements will apply to, and be enforceable by and against, the Debtor and/or the Reorganized Debtor or insured(s) and their applicable insurer(s) as if the Chapter 11 Case had not occurred or (ii) will in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights or obligations under any Insurance Policy or Insurance Agreement, if any, in any respect; and any such rights and obligations will be determined under the Insurance Policies, Insurance Agreements, and applicable law. Additionally, any Coverage Claim will be handled in the court where it is currently pending or, if not currently pending in any court, Coverage Claims will be heard in the forum specified in the relevant Insurance Policy or Insurance Agreement or, if no forum is so specified, in a court of competent jurisdiction; provided, however, that nothing herein waives any right of the insurer to require arbitration to the extent the relevant Insurance Policy or Insurance Agreement provided for such.

D.            Preference Claims. Under the Plan, unsecured creditors will be paid in full; therefore, the Debtor does not believe there is any need to preserve or pursue Preference Claims, and accordingly does not intend to pursue any such claims.

E.	Conditions Precedent to the Effective Date.

1.              Conditions Precedent to Effectiveness. The Plan will not become effective unless and until the following conditions are satisfied or waived in accordance with Article XII of the Plan.

(a)     The Bankruptcy Court will have entered the Confirmation Order, which will approve the Plan on substantially the same terms and conditions as set forth therein, and the Confirmation Order will have become a Final Order, unless Berg & Berg agrees to proceed with funding the New Loan prior to the Confirmation Order becoming a Final Order;

(b)     No stay of the Confirmation Order will be in effect at the time the other conditions set forth in the Plan are satisfied or waived;

(c)     All documents, Instruments and agreements provided for under, or necessary to implement the Plan will have been executed and delivered by the parties thereto, in form and in substance satisfactory to the Debtor and to Berg & Berg unless such execution or delivery has been waived by the parties benefited thereby and all such documents, Instruments and agreements will be effective on the Effective Date;

(d)     All of the payments to be made by the Debtor by or on the Effective Date will have been made or will be made on the Effective Date or as soon as practicable thereafter;

(e)     The Reorganized Debtor will have entered into the New Loan, and all conditions precedent to funding under the New Loan will have been satisfied or waived;

(f)     The Debtor or the Reorganized Debtor, as applicable, will have obtained all governmental and other regulatory approvals or rulings that may be necessary for consummation of the Plan or that are required by law, regulation or order.

2.              Effect of Failure of Conditions to Effective Date. If the conditions precedent specified in Article XII of the Plan have not been satisfied or waived by the date that is sixty (60) days after the Confirmation Date, then, unless such deadline is extended with the prior written consent of Berg & Berg, (a) the Confirmation Order will be deemed vacated without any further order of the Bankruptcy Court, (b) no distributions under the Plan will be made, (c) the Debtor and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) all of the Debtor’s obligations with respect to the Claims and the Equity Interests will remain unchanged and none of the provisions of the Plan described herein will be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any other entity in any further proceedings involving the Debtor or otherwise.

F.	Effect of Confirmation

1.             Vesting of Assets. On the Effective Date, all property of the Debtor’s estate, including all claims and Causes of Action against third parties that arose prior to or after the Commencement Date, and any property acquired by the Debtor during the Chapter 11 Case or by the Reorganized Debtor under the Plan, will vest in the Reorganized Debtor. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan. As of the Effective Date, all assets of the Reorganized Debtor will be free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or the Confirmation Order.

2.              Compromise of Controversies. Pursuant to Bankruptcy Rule 9019, and in consideration for classification, distribution, and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are in the best interests of the Debtor, its estate, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

3.              Termination of Use of Funds Under Final Cash Collateral Order and Borrowing Under Final DIP Order. On the Effective Date, the Debtor’s ability to borrow money under the Final DIP Order and the Debtor’s ability to use Cash under the Final Cash Collateral Order will be terminated. Upon the payment in full in Cash on the Effective Date of all Allowed DIP Claims, all liens, Claims and security interests granted to secure the DIP Claims under the Final DIP Order will be deemed terminated and will be of no further force and effect without the need for any party to take any further action or for any further order of the Bankruptcy Court. However, following the payment in full in Cash on the Effective Date of all Allowed DIP Claims, the DIP Lender will be required to execute all reasonable documents requested by the Debtor or the Reorganized Debtor to effectuate the termination of all such liens, Claims and security interests which were granted to secure the DIP Claims. The Reorganized Debtor will be entitled to take any action necessary to effectuate the discharge of any and all liens, Claims and security interests under the Final DIP Order.

4.            Dissolution of Creditors’ Committee. As of the Effective Date, the Creditors’ Committee will be dissolved. Notwithstanding such dissolution, the Creditors’ Committee’s professionals may seek payment of any unpaid Administrative Expenses pursuant to the Plan incurred through the Effective Date.

5.              Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code or in the Confirmation Order, and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against or Equity Interest in the Debtor, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The rights, benefits and obligations of any entity named or referred to in the Plan whose actions may be required to effectuate the terms of the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity (including, but not limited to, any trustee appointed for the Debtor under chapters 7 or 11 of the Bankruptcy Code).

6.              Discharge. Upon the Effective Date and in consideration of the distributions to be made hereunder, if any, each holder of a Claim or Equity Interest and any affiliate of such holder (and any trustee or agent on behalf of such holder or affiliate) will be deemed to have forever waived, released, and discharged the Debtor and the Reorganized Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Confirmation Date. Upon the Effective Date, all such Persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting against the Debtor or the Reorganized Debtor or its respective properties or interests in property, any such discharged Claim against or Equity Interest in the Debtor or Reorganized Debtor; provided, however, that those Claims for which the stay has been lifted during the Chapter 11 Case to pursue outside of the Bankruptcy Court will be excluded, but only until the earlier of the liquidation of such Claim or the disallowance of such Claim, after which time such Claims will be treated according to Section 13.6 of the Plan.

7.              Injunction. Unless otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the entry of a Final Order closing the Chapter 11 Case.

8.              Indemnification Obligations. The obligation of the Debtor to indemnify any Person serving as one of its directors, officers or employees by reason of such person’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor’s constituent documents, by a written agreement with the Debtor, by the law of the state in which the Reorganized Debtor is organized, or otherwise, will not survive the Effective Date.  The Reorganized Debtor will have no obligation to defend, pay for the costs of defense or indemnify any such Person on account of any action taken by any such Person prior to the Effective Date or any claim asserted against any such Person after the Effective Date.  Accordingly, the Reorganized Debtor will not have any obligation pursuant to the Plan or otherwise to provide indemnification or reimbursement with respect to any act or omission of any Person who served as, or on account of any claim asserted against, any officer, director or employee of the Debtor. The Debtor has the right to purchase a three-month extension of the Debtor’s directors and officers liability insurance policy that is currently in force, and may purchase other directors and officers liability insurance coverage with respect to acts and omissions preceding the Effective Date, recognizing that such coverage will not be conditioned on indemnification from or funding by the Reorganized Debtor or include any deductible or self-insured retention for which the Reorganized Debtor may be responsible.  The Reorganized Debtor will have the right, but not the obligation, to purchase whatever director and officer insurance the Reorganized Debtor deems appropriate to cover actions taken by directors and officers of the Reorganized Debtor after the Effective Date.

9.             Exculpation. As of the Confirmation Date, (a) the Debtor and its directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, accountants, and other professional advisors and agents will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtor and its directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, accountants, and other professional advisors and agents will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan. The Debtor, the Reorganized Debtor, the Creditors’ Committee, the Pre-petition Secured Lender, the DIP Lender, Berg & Berg as the lender under the New Loan, and their respective principals, members, managers, officers, directors, employees and agents (including any attorneys, financial advisors, and other professionals retained by such Persons) will not have or incur any liability to any holder of any Claim or Equity Interest or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Chapter 11 Case, the Disclosure Statement, the Plan, the DIP Agreement, the New Loan, the solicitation of votes for and the pursuit of confirmation of the Plan, the offer and issuance of any securities under the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions constituting willful misconduct or gross negligence or bad faith as determined by a Final Order; and in all respects such parties will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The Bankruptcy Court will be the sole forum to resolve any disputes which arise relating to this Exculpation.

10.           Releases. As of the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s estate, including, without limitation, any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, will be deemed to unconditionally and forever release, waive and discharge all Causes of Action in connection with or related to the Debtor’s Chapter 11 Case, the Plan (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and the contracts, Instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan and that may be asserted by or on behalf of the Debtor, its estate, or the Reorganized Debtor against (i) any of the directors, officers, or employees of the Debtor or any of the Non-Debtor Affiliates serving during the pendency of the Chapter 11 Case, (ii) the financial and legal advisors of the Debtor, (iii) the members (but not in their individual capacities) of the Creditors’ Committee, (iv) the legal advisors of the Creditors’ Committee (but not with respect to such members in their individual capacities), (v) the Pre-petition Secured Lender, (vi) the DIP Lender, and (vii) Berg & Berg as the lender under the New Loan, provided however, that the foregoing will not operate as a waiver or release from any Causes of Action arising out of the actual or intentional fraud, gross negligence, willful misconduct or criminal conduct of any such Person, and that it is not intended, nor will be construed, to extend to the allegations and or Causes of Action in the Securities Litigation against the officers and directors of the Debtor. The Bankruptcy Court will be the sole forum to resolve any disputes which arise relating to such Releases.

11.            Final Decree.     At any time following the Effective Date, the Reorganized Debtor will be authorized to file a motion for the entry of a final decree closing the Chapter 11 Case pursuant to section 350 of the Bankruptcy Code.

G.	Retention of Jurisdiction

Following confirmation of the Plan, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising under, arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

1.            To hear and determine any motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

2.              To determine any and all adversary proceedings, applications, and contested matters that have been or may be commenced;

3.            To hear and determine any timely objections to, or requests for estimation of, Claims or Administrative Expenses, including, without limitation, any objections to the classification of any Administrative Expense, Claim or Equity Interest, and to allow or disallow any Disputed Administrative Expense or Disputed Claim, in whole or in part;

4.              To resolve disputes as to the ownership of any Administrative Expense, Claim or Equity Interest;

5.              To ensure that distributions to holders of Allowed Administrative Expenses and Allowed Claims are accomplished as provided herein;

6.              To issue such orders as may be appropriate in aid of implementation and execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

7.              To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

8.             To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

9.            To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

10.            To hear and determine disputes or issues arising in connection with the interpretation or enforcement of the DIP Facility or any document executed in connection therewith;

11.          To hear and determine disputes or issues arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated thereby, any agreement, Instrument, or other document governing or relating to any of the foregoing, or any settlement approved by the Bankruptcy Court;

12.            To recover all assets of the Debtor and property of the Debtor’s estate wherever located;

13.          To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

14.            To hear and determine all disputes involving the existence, scope, and nature of the discharges, injunctions and releases granted under the Plan, the Confirmation Order or the Bankruptcy Code;

15.         To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any Person with the consummation or implementation of the Plan;

16.            To hear and determine any other matter related to the Plan and not inconsistent with the provisions of the Bankruptcy Code; and

17.            To enter a final decree closing the Chapter 11 Case.

H.            Miscellaneous Provisions

The Plan also contains provisions including, but not limited to, provisions relating to the Plan Supplement, modification of the Plan, payment of statutory fees, withdrawal or revocation of the Plan, tax-exempt status, expedited determination of post-petition taxes, severability, governing law, courts of competent jurisdiction, headings, exhibits and schedules, successors and assigns and notices. For more information regarding these items, see the Plan attached to this Disclosure Statement.

IX.     CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN OF REORGANIZATION AND ITS IMPLEMENTATION.

A.	Certain Bankruptcy Considerations

There can be no assurance that the Plan as proposed will be approved by the requisite number of holders or amounts of Claims or by the Bankruptcy Court. Similarly, in the event that any impaired Voting Class votes to reject the Plan, there can be no assurance that the Debtor will be able to obtain confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.

A party-in-interest may also object to the classification or treatment of any Claim or Interest and might succeed in persuading the Bankruptcy Court that the classification or treatment of such Claim or Interest as provided by the Plan is improper. In such event, it is the present intention of the Debtor to modify the Plan to provide for whatever reasonable classification or treatment may be required by the Bankruptcy Court for confirmation of the Plan and to use the votes received pursuant to the solicitation for the purpose of obtaining the approvals of the affected Class or Classes. However, the reclassification mandated by the Bankruptcy Court might render such course of action impossible, and the Debtor could then be forced to conduct a new solicitation of acceptances of the Plan, as modified.

Although the Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to whether or when effectiveness of the Plan will occur. The effectiveness of the Plan is subject to certain conditions. There can be no assurance that these conditions to effectiveness of the Plan will be satisfied, or if not satisfied, that the Debtor will waive such conditions. Therefore, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that it will subsequently be consummated and the restructuring completed. In the event the conditions precedent described in the Plan have not been satisfied, or waived (to the extent possible) by the Debtor or applicable party (as provided for in the Plan) as of the Effective Date, then the Confirmation Order will be vacated, no distributions under the Plan will be made, and the Debtor and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred.

B.	Risks to Recovery By Holders of Secured Pre-Petition Claims and General Unsecured Claims

The ultimate recoveries under the Plan to those holders of Claims who will be receiving distributions of New Valence Stock or any other securities of the Reorganized Debtor or future payments from the Reorganized Debtor will depend on the Reorganized Debtor’s economic performance over time and the Debtor’s ability to comply with its obligations under the Exit Facility. Ultimate recoveries to holders of Claims pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below.

1.              The Debtor has a history of losses and expects to continue to incur losses and may not achieve profitability.

The Debtor has incurred operating losses each year since its inception in 1989. The Debtor has sustained recurring losses related primarily to the research and development and marketing of its products combined with the lack of sufficient sales to provide for these needs. The Debtor anticipates that the Reorganized Debtor will continue to incur operating losses and negative cash flows over at least the next fiscal year. The Projections may not be realized. In addition, unanticipated events and circumstances may affect the actual financial results of the Reorganized Debtor. Therefore, actual results may vary from the projected results.

2.              The Reorganized Debtor may not have sufficient Cash to pay certain Allowed Claims in full.

Although the Debtor anticipates a full recovery for Holders of Allowed Class 6, 8 and 9 Claims based upon the estimated amounts of such Claims as described above, the Debtor cannot state with certainty what recovery will ultimately be obtained by the holders of such Claims. Distributions to holders of such Claims are contingent on the amount of available Cash and the Claims resolution process. While the Debtor believes its estimates of Allowed General Unsecured Claims are appropriate, if Claims ultimately Allowed as Class 8 Claims exceed these estimates, the percentage distributions to holders of Class 8 Claims will be reduced accordingly.

The Debtor’s ability to pay holders of Class 6, 8 and 9 Claims depends on the amount of Cash that will be available for distribution. Because of the priority scheme in the Bankruptcy Code, Administrative Expenses must be paid in full before any distribution can be made to Holders of Allowed Class 6, 8 and 9 Claims. The Reorganized Debtor will have $20,000,000 available to it pursuant to the Exit Facility, which it believes will be sufficient to fund the Reorganized Debtor’s business operations and payments to holders of Allowed Claims. Nevertheless, if such funds are needed to fund the post-Effective Date business expenses of the Reorganized Debtor in greater amounts than expected, the funds available to make payments to holders of Allowed Class 6, 8 and 9 Claims over time may be reduced below the level that would allow payment in full of such Claims.

3.              The Reorganized Debtor could be subject to Claims that were not discharged in the Chapter 11 Case.

The Debtor expects that all of the Claims that arose prior and subsequent to the Commencement Date will be resolved during the Chapter 11 Case. Subject to certain exceptions, all Claims against and Interests in the Debtor that arose prior to the Commencement Date (a) are subject to compromise and/or treatment under the Plan and (b) may be discharged in accordance with and subject to the Bankruptcy Code and the terms of the Plan. However, depending on the Claims that are asserted against the Debtor, it is possible that certain Claims and other obligations that arose prior to the Debtor’s bankruptcy filing may not be discharged, including instances where the claimant had inadequate notice of the bankruptcy filing and otherwise could not have known about the bankruptcy filing (recognizing that the Debtor believes that all such Claims are discharged by the confirmed Plan in any event), certain governmental claims that are determined to be non-dischargeable, or claims subject to valid arguments regarding when such claim arose as a matter of law or otherwise (recognizing again that the Debtor believes that all such Claims are discharged by the confirmed Plan in any event).

4.              The Reorganized Debtor’s degree of leverage upon emergence may limit its financial and operating activities.

The Reorganized Debtor’s indebtedness upon emergence from the Chapter 11 Case under the New Loan Note and the New Claim Note could adversely affect the Reorganized Debtor’s financial health and limit its research and development and other operations. The Debtor’s historical capital requirements have been considerable, and the Reorganized Debtor’s future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within its control. The Debtor’s substantial level of indebtedness has, in the past, had important consequences, including limiting its ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of its growth and research strategy, or other purposes. Although Berg & Berg has agreed to subordinate the payment of the New Loan Note and the New Claim Note to the holders of Allowed Claims in Classes 5, 6, 8 and 9, these consequences, and others, could similarly affect the Reorganized Debtor’s business and operations after the Effective Date.

5.              An event of default may occur under the New Loan.

The Reorganized Debtor will be obligated to Berg & Berg under the New Loan Note and the New Claim Note pursuant to their terms. Given the uncertainty of the Debtor’s commercial prospects, it is possible that an event of default under the New Loan Note and/or the New Claim Note will occur. This may cause the lender to exercise certain lienholder and other rights, which could result in the liquidation or wind-down of, or bankruptcy filing by, the Reorganized Debtor.

6.              The Debtor’s business depends on certain key personnel, the loss of whom could weaken its management team, and on attracting and retaining qualified personnel.

The growth of the Debtor’s business and its success depends on its ability to attract and retain highly-skilled management, technical, research and development, manufacturing, sales and marketing and other operating and administrative personnel, particularly those who are familiar with and experienced in the battery industry. If the Debtor cannot attract and retain experienced sales and marketing executives, it may not achieve the visibility in the marketplace that it needs to obtain purchase orders, which would have the result of lowering sales and earnings. The Debtor’s key personnel include its Chief Executive Officer, Joseph Fisher, its other executive officers and its vice presidents, many of whom have very specialized scientific or operational knowledge regarding its key products. Such persons are in high demand and often receive competing employment offers from numerous other companies, including larger, more established competitors who have significantly greater financial resources than those of the Debtor. The Debtor does not maintain key-person life insurance on any of its employees. The loss of the services of one or more of the Debtor’s key personnel or the inability to attract and retain additional personnel and develop expertise as needed could limit its ability to develop and commercialize its existing and future products.

X.     CONFIRMATION OF THE PLAN OF REORGANIZATION

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of the Plan. The Debtor will request that the Bankruptcy Court schedule the Confirmation Hearing as promptly as practicable after the Voting Deadline. Notice of the Confirmation Hearing will be provided to all known creditors or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Equity Interests held or asserted by the objector against the Debtor, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon: (i) Streusand, Landon & Ozburn, LLP, 811 Barton Springs Road, Suite 811, Austin, Texas 78704, Attention: Sabrina L. Streusand, Attorneys for the Debtor; (ii) Levene, Neale, Bender, Yoo & Brill, LLP, 10250 Constellation Blvd., Suite 1700, Los Angeles, California 90067, Attention: Ron Bender, Attorneys for Berg & Berg Enterprises, LLC; (iii) Fritz, Byrne, Head & Harrison, PLLC, 98 San Jacinto Blvd., Suite 2000, Austin, Texas 78701, Attention: Lisa Fancher, Attorneys for Berg & Berg Enterprises, LLC; (iv) Brinkman Portillo Ronk, PC, 4333 Park Terrace Drive, Suite 205, Westlake Village, California 91361, Attention: Daren Brinkman, Counsel to the Committee of Unsecured Creditors; and (v) the U.S. Trustee, Attention: Valerie Wenger, 903 San Jacinto Blvd., Suite 230, Austin, Texas 78701, so as to be received by __________ ___, 2013 at __:00 p.m. prevailing Central Time.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	General Requirements of Section 1129

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

C.	Best Interests Test

The Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests” test.

To make these findings, the Bankruptcy Court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the assets of the Debtor’s estate were liquidated pursuant to chapter 7 of the Bankruptcy Code; (b) determine the liquidation distribution that each non-accepting holder of a Claim or Interest would receive from such liquidation proceeds under the priority scheme dictated by chapter 7; and (c) compare the holder’s liquidation distribution to the distribution under the Plan that the holder would receive if the Plan were confirmed and consummated.

A chapter 7 liquidation consists generally of the cessation of business, the identification and assembly of assets and the initiation of distressed or “forced” sales of the debtor’s assets by a court-appointed chapter 7 trustee, with subsequent distribution of the net proceeds of such asset dispositions to creditors in accordance with statutory priorities. The proceeds from the chapter 7 asset sales and recoveries are first applied to satisfy the claims of senior secured creditors and the costs and expenses of the chapter 7 case, which include: (i) the fees of the trustee, counsel and other professionals including financial advisors and accountants retained by the trustee; (ii) asset disposition expenses, litigation costs, and claims arising from the wind-down of operations of the debtor’s business, claims arising by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the debtor during the pendency of the chapter 11 case; and (iii) expenses incurred during the chapter 11 case allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the debtor. The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a chapter 7 liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay priority and unsecured claims arising before the commencement of the chapter 11 case.

The Debtor believes that in a chapter 7 liquidation of the Debtor, no General Unsecured Claims or Equity Interests would receive any distribution of property, and holders of Allowed Secured Claims would receive a fractional percentage in satisfaction of their Claims. Accordingly, the Debtor believes that under the Plan all holders of impaired Claims and Equity Interests will receive property with a value not less than the value such holder would receive in a chapter 7 liquidation. The Debtor’s belief is based primarily on (i) the Liquidation Analysis prepared by the Debtor, which is attached hereto as Exhibit C and which includes important information about the assumptions used therein and (ii) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Equity Interests, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the surrender of Collateral to the Debtor’s secured creditors, which would most likely result in a drastic erosion in value of the Debtor’s remaining assets, if any, in a chapter 7 case in the context of the rapid liquidation, and (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor’s operations.

To the extent that confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtor and the funds available to pay Claims, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the attached Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtor, subject to the assumptions set forth therein.

D.	Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by the liquidation of, or the need for further financial reorganization by, the Debtor or the Debtor’s successor. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed the ability of the Reorganized Debtor to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared the Projections described in Article VI above. Based upon such Projections, the Debtor believes that the Reorganized Debtor will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by the liquidation of or the need for further reorganization by the Reorganized Debtor.

E.	Section 1129(b)

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan by a class of claims or equity interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.	No Unfair Discrimination.

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtor believes that the Plan satisfies the requirement that it not discriminate unfairly with respect to any Class of Claims or Interests under the Plan.

2.	Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured claims versus unsecured claims). As to a rejecting class, this test sets different standards, depending on the type of claims or equity interests in such class:

(a)     Secured Creditors. Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such secured claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale, or (iii) receives the “indubitable equivalent” of its allowed secured claim.

(b)     Unsecured Creditors. Either (i) each holder of an impaired unsecured claim will receive or retain under the plan of reorganization property of a value equal to the allowed amount of its claim or (ii) the holders of claims and equity interests that are junior to the claims of the rejecting class will not receive any property under the plan of reorganization on account of such junior claims or equity interests.

(c)     Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (A) the fixed liquidation preference or redemption price, if any, of such stock and (B) the value of the stock, or (ii) the holders of equity interests that are junior to the equity interests of the rejecting class will not receive any property under the plan of reorganization on account of such junior equity interests.

The Debtor believes the Plan satisfies the “fair and equitable” requirement under the foregoing standards.

XI.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION

OF THE PLAN OF REORGANIZATION

A.	Alternative Plan

If the Plan is not confirmed, the Debtor, or any other party in interest (if the Debtor’s exclusive period in which to file a Plan, which currently expires on October 7, 2013 has expired) could attempt to formulate a different chapter 11 plan. Such a plan might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of the Debtor’s assets under Chapter 11. The Debtor has concluded that the Plan enables creditors to realize the most value under the circumstances. In a liquidation under Chapter 11, the Debtor would still incur the expenses associated with closing numerous facilities or transferring them to new operators. Further, if a trustee were not appointed (because such appointment is not required in a Chapter 11 case), the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtor believes that liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

B.	Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of chapter 7 liquidation is set forth in Section X.C of this Disclosure Statement. The Debtor believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan due to (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the surrender of Collateral to the Debtor’s secured creditors, which would most likely result in a drastic erosion in value of the Debtor’s remaining assets, if any, in a chapter 7 case in the context of the rapid liquidation, and (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor’s operations. In a chapter 7 liquidation, the Debtor believes that there would be no distribution to holders of Allowed Claims in Classes 1, 2, 6, 7, 8, 9, 10 and 11.

XII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

OF THE PLAN OF REORGANIZATION

A.	Introduction

The following discussion summarizes certain material U.S. federal income tax consequences of the Plan to the Debtor and holders of Claims. The summary is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of federal income taxation that may be relevant to a particular holder of a Claim in light of its particular facts and circumstances or to particular types of holders of Claims subject to special treatment under the Tax Code (for example, foreign persons, financial institutions, broker- dealers, life insurance companies, tax-exempt organizations, persons that hold Claims as part of a “straddle,” a “hedge” or a conversion transaction, persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities) and also does not discuss any aspects of state, local, or foreign taxation. In addition, a substantial amount of time may elapse between the Confirmation Date and the receipt of a final distribution under the Plan. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service (the “Service”) with respect to any of the tax aspects of the Plan and no opinion of counsel has heretofore been obtained by the Debtor with respect thereto. Accordingly, each holder of a Claim or Equity Interest is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Claim, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activity of the partnership. Partnerships and their partners should consult their tax advisors about the U.S. federal income tax consequences of participating in the Plan and as to ownership and disposition of the interests received under the Plan.

Circular 230 Disclosure: This tax discussion was written to support the promotion or marketing of the Plan. To ensure compliance with requirements imposed by the Service, we are informing you that this discussion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax-related penalties that may be imposed on the taxpayer under the Tax Code. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

B.	Certain Material Federal Income Tax Consequences to the Debtor

On the Effective Date, existing Equity Interests in the Debtor will be cancelled, and Berg & Berg will receive 100% of the New Valence Stock, constituting 100% of the equity in the Reorganized Debtor before the establishment of the Equity Incentive Plan. Based on the advice of its own independent tax advisors, Berg & Berg expects that the Reorganized Debtor will succeed to all tax attributes of the Debtor without application of Internal Revenue Code section 382(a).

C.	Federal Income Tax Consequences to Holders of Claims

The following discussion is being provided by the Debtor and intended for Claim holders other than Berg & Berg. As Berg & Berg is the only holder of a Claim that will receive New Valence Stock in consideration of its Claim, the following discussion does not address any Federal income tax (or other) considerations with respect to New Valence Stock.  Berg & Berg intends that the exchange of a portion of its Pre-petition Secured Lender Claim for New Valence Stock be treated as a contribution of capital to the Reorganized Debtor.

On the exchange of its Claim for Cash, each holder of a Claim will, with certain exceptions, recognize gain or loss measured by the difference between (i) the sum of the amount of Cash and the aggregate fair market value of any property received and (ii) such holder’s tax basis in the Claim.

Each holder of a Claim that relates to services provided to the Debtor by an employee or a service provider generally will recognize ordinary income equal to the sum of the amount of Cash and the fair market value of any property received in exchange for its Claim.

To the extent that the Cash and/or property received by a holder of a Claim is attributable to accrued interest (instead of principal) on such Claim, the Cash and/or property received will be deemed made in payment of such interest. Conversely, a holder of a Claim will recognize a deductible loss to the extent any accrued interest previously included in its gross income is not paid in full. The allocation for federal income tax purposes between principal and interest of amounts received in exchange for the discharge of a claim at a discount is unclear.

Where gain or loss is recognized by a holder in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including but not limited to: (a) the nature or origin of the Claim; (b) the tax status of the holder; (c) whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held; (d) whether the Claim was acquired at a market discount (discussed below); and (e) whether and to what extent the holder had previously claimed a bad debt deduction with respect to the Claim.

A holder that purchased its Claim from a prior holder at a market discount (generally defined as the amount, if any, by which a holder’s tax basis in a debt obligation immediately after its acquisition is less than the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

Any Cash and/or property received by a holder of a Claim after the Effective Date may be subject to the imputed interest provisions of the Tax Code pursuant to which a portion of the amount received may be treated as interest. Any gain realized by a holder of a Claim that receives Cash and/or property after the Effective Date may be subject to the installment method of reporting. In addition, it is possible that the recognition of any loss realized by such a holder in respect of a Claim may be deferred until such holder receives the final payment in respect of its Claim.

D.	Federal Income Tax Consequences to Holders of Equity Interests

Holders of Equity Interests should be entitled to claim a loss on the extinguishment of the Equity Interests.

E.	Information Reporting and Backup Withholding

All distributions to holders of Claims under the Plan are subject to any applicable tax information reporting and withholding, including employment tax withholding. In connection with the Plan and all Instruments issued in connection with the Plan and distributed pursuant to the Plan, the Debtor and the Reorganized Debtor will comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit on account of such distribution, including withholding tax obligations in respect of in-kind (non-Cash) distributions. Any party issuing any Instrument or making any in-kind (non-Cash) distribution under the Plan has the right, but not the obligation, to refrain from making a distribution unless the holder of the Allowed Claim, for which such distribution is to be made, has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations. Under U.S. federal income tax law, interest and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%). Backup withholding generally applies if a non-exempt holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) fails to provide certain certifications signed under penalty of perjury. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, generally, corporations and financial institutions.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE PLAN.

XIII.     CONCLUSION

The Debtor believes the Plan is in the best interests of all Claim holders and urges the holders of all Claims in Classes 2, 4, 5, 6, 8, and 9 to vote to accept the Plan and to evidence such acceptance by timely returning their Ballots.

Dated:     August 21, 2013

Austin, Texas

Respectfully submitted,
Valence Technology, Inc.

By:	/s/ JOSEPH FISHER
Name: Joseph Fisher
Title: President and Chief Executive Officer

Exhibit A – Plan of Reorganization

Exhibit B – Projections

PROJECTIONS

The Projections below represent management's estimates based on current information and reflect management's reasonable, good faith judgment of expected operating and business conditions. The Debtor prepared the Projections based on, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtor. The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to carefully examine all of the assumptions on which the Projections are based when evaluating the Plan.

The Projections reflect significant assumptions, including various assumptions with respect to the anticipated future performance of the Reorganized Debtor after the restructuring contemplated under the Plan is consummated, industry performance, research and development results, general business and economic conditions and other matters, some of which are beyond the control of the Debtor and the Reorganized Debtor. While the Debtor believes that the assumptions underlying the Projections for the Projected Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. In addition, unanticipated events and circumstances may affect the actual financial results of the Reorganized Debtor. Therefore, actual results may vary from the projected results, and no representation can be made or is made with respect to the accuracy of the Projections or the ability of the Reorganized Debtor to achieve the projected results. See Article IX of this Disclosure Statement entitled “Certain Risk Factors to be Considered” for a discussion of certain factors that may affect the future financial performance of the Debtor and/or the Reorganized Debtor.

The Debtor does not anticipate that it will, and disclaims any obligation to, furnish updated projections in the event that assumptions upon which the Projections have been based have changed.

The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Accountants, the Financial Accounting Standards Board or with a view to compliance with published guidelines of the Securities and Exchange Commission regarding projections or forecasts. The Projections have not been audited, reviewed or compiled by the Debtor’s independent auditors.

The Projections contain forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. Although the Debtor believes the expectations contained in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Debtor’s or the Reorganized Debtor’s actual results of operations and future financial condition may differ materially from those expressed or implied in any such forward-looking statements

The Debtor periodically issues press releases reporting financial results and holders of Claims are advised to review any such press releases when, and as, issued.

The Projections should be read in conjunction with Article IX of this Disclosure Statement (“Certain Risk Factors to Be Considered”) and Article XI of this Disclosure Statement (“Alternatives to Confirmation and Consummation of the Plan of Reorganization”) for a discussion of the risks related to the Plan. In addition, the Reorganized Debtor’s revenue may be greater than shown in the Projections as a result of purchase orders that may be received from entities affiliated with the Pre-petition Secured Lender.

Valence Technology, Inc. and subsidiaries Projections ($000) (unaudited) (consolidated)		Fiscal Year Ending March 31,
	2013 (actual)	2014 (projected)	2015 (projected)	2016 (projected)
Net Income (loss) $	(10,010)	(3,813)	8,467	6,759

Adjustments to reconcile net income (loss) to cash used in operations:
Depreciation and amortization	1,032	1,025	1,350	1,400
(Gain)/loss on disposal of PP&E	420	-	-	-
Bad debt expense (increase, write offs)/ reversal, recoveries	210	-	-	-
Accretion of debt discount and other	19	-	-	-
Asset impairment charge	10	-	-	-
Provision for obsolete inventory	(379)
Share based compensation	338	169	-	-
Exchange (gain) loss	14	-	-	-
Changes in operating assets and liabilities:
AR (incr)/decr	2,638	(3,459)	(6,557)	(5,467)
Inventory (incr)/decr	(1,468)	(1,834)	(4,188)	(1,294)
Prepaids and other current assets (incr)/decr	526	-	-	-
Long term assets (incr)/decr	(430)	-	-	-
A/P incr/(decr)	4,508	(1,701)	9,403	1,361
A/P incr/(decr) (pmts to pre-petition unsecured creditors)	-	(3,825)	(3,392)	-
Accrued expenses and long term interest incr/(decr)	537	1,000	3,000	-
Deferred revenue incr/(decr)
I/C accounts
CASH FLOW FROM OPERATING ACTIVITIES:	(2,036)	(12,439)	8,084	2,759

Purchase of PP&E (incr)/decr	(597)	(1,000)	(3,250)	(500)
Proceeds from sale of PP&E incr/(decr)	-	-	-	-
Increase in restricted cash	-	-	-	-
CASH FLOW FROM INVESTING ACTIVITIES:	(597)	(1,000)	(3,250)	(500)

Proceeds from issuance of LT debt, net of issuance costs	-	20,000	-	-
Payments of short term loans (GemCap & Carl Warden)	-	(6,509)	(1,508)	-
Payments of long term debt	-		-	-
Proceeds from issuance of short term debt	2,896	2,137	-	-
Proceeds from stock option exercises
CASH FLOW FROM FINANCING ACTIVITIES:	2,896	15,628	(1,508)	-

Effect of foreign exchange rates on cash and cash equiv
Increase (decrease) in cash	263	2,189	3,326	2,259
Cash and cash equiv, beginning of year	1,428	1,692	3,881	7,207
Cash and cash equiv, end of year	1,692	3,881	7,207	9,466
Difference	(0)	(0)	0	(0)

Supplemental disclosure on non-cash items:
Goodwill set up upon discharge	$66,299

Allocation of long-term debt to equity	$14,950
Allocation of preferred stock to equity	8,610
Allocation of long term debt interest to equity	26,440
New equity from conversion of liabilities	$50,000

Gain on extinguishment of debt	$7,711
Bankruptcy expenses incurred upon discharge	(2,169)
Net gain on bankruptcy discharge	$5,542

Exhibit C – Liquidation Analysis

LIQUIDATION ANALYSIS

The following liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtor as an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation. The Liquidation Analysis is based on a number of significant assumptions. The Liquidation Analysis does not purport to be a valuation of the Debtor’s assets for any other reason.

The Liquidation Analysis represents the Debtor’s estimate of liquidation values and recovery percentages based upon hypothetical liquidations whereby assets are converted into Cash. The determination of the hypothetical proceeds from the liquidation of assets is an uncertain process involving numerous underlying assumptions. Accordingly, there can be no assurance that the assumptions employed in determining the liquidation value of the assets will result in an accurate estimation of such liquidation values. The Debtor makes not representation or warranty that the actual results would or would not approximate the assumptions contained herein.

The Debtor believes that any liquidation analysis is speculative because it is necessarily premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtor. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtor’s conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

Valence Technology, Inc. Liquidation Analysis

	Book Value at	Recovery Rate (%)		Recovery Value ($)
	May 31, 2013	Low	High	Low	High
Assets
Current Assets
Cash & Cash Equivalents	$ 304,064	100%	100%	$ 304,064	$ 304,064
Restricted Cash	123,718	100%	100%	123,718	123,718
Accounts Receivable, net	6,066,701	70%	90%	4,246,691	5,460,031
Inventory	8,145,998	60%	85%	4,887,599	6,924,098
Prepaids & Other Current Assets	382,178	10%	90%	38,218	343,960
Total Current Assets	15,022,659			9,892,009	13,155,871

Long Term Assets
Fixed Assets, net	138,145	20%	50%	27,629	69,073
Other Long-Term Assets	238,992	25%	50%	59,748	119,496
Intellectual property	-	10%	100%	2,228,000	22,280,000
Total Long Term Assets	377,137			2,315,337	22,468,569
Total value available for distribution	15,399,796			11,915,666	35,624,440

Liquidation fees and expenses
Chapter 7 Trustee Fees				-	-
Wind-down Budget				1,000,000	1,500,000

Total remaining distributive value	15,399,796			10,915,666	34,124,440

Secured Claims
Projected GemCap DIP Facility				1,497,732	1,497,732
Berg & Berg LLC (Principal and Interest)				69,101,830	69,101,830
MB Electronique				1,827	1,827
US Bank NA				13,500	13,500
Lishen Assumed Contract				3,542,281	3,542,281

Total remaining distributive value to pay administrative, priority, and unsecured claims	$ 15,399,796			$ -	$ -

Notes to Liquidation Analysis:

Balance Sheet Date

The book values of the Debtor’s assets are taken from the Debtor’s balance sheet as of June 30, 2013. The information presented in the Liquidation Analysis does not include information relating to any of the Debtor’s subsidiaries.

Cash & Cash Equivalents

Cash Equivalents are highly liquid investments that are readily convertible into known amounts of cash and so near their maturity that they present insignificant risk of change in value due to changes in interest rates.

Restricted Cash

Restricted Cash are amounts of cash subject to withdrawal restrictions, restricted deposits held as compensating balances, and cash and securities segregated in compliance with regulations (such as cash deposited in a special reserve account for the exclusive benefit of customers).

Accounts Receivable, net

Accounts Receivable, net consist primarily of various customer and trade receivables, net of an allowance for doubtful accounts. The effect of a chapter 7 liquidation, and the specific direct costs that would have to be incurred to collect receivables would adversely affect the historical rate of recovery of receivables. The lack of continued service and disruption to the customer coupled with general economic conditions would cause this liquidation rate to decline substantially and is estimated to be between 70% and 90%.

Inventory

Inventory reflects the inventory balance as of June 30, 2013.

Prepaids & Other Current Assets

Prepaids and Other Current Assets consist primarily of various prepaid expenses associated with ordinary course operations. The liquidation analysis assumes full recovery for retainers and escrow deposits while other current assets and prepaids have no recovery value.

Fixed Assets, net

Fixed Assets, net includes the Debtor’s property and equipment, furniture and fixtures, leasehold improvements, and the Debtor’s Austin, TX and Las Vegas, NV facilities, net of accumulated depreciation.

Other Long-Term Assets

Other Long-Term Assets consist of the aggregate carrying amount, as of the balance sheet date, of noncurrent assets not separately disclosed on the balance sheet. Noncurrent assets are expected to be realized or consumed after one year (or the normal operating cycle, if longer).

Intellectual Property

The Debtor does not record a value of intellectual property on its balance sheet. The value provided for the Debtor’s Intellectual Property in the Liquidation Analysis is derived from a Valuation of Intellectual Property dated June 28, 2013 performed for the Debtor by Armanino LLP. The value of the Debtor’s intellectual property would experience diminution of value as a result of lack of ongoing support from the Debtor’s scientific team.

Other

There are no recoveries assumed for intercompany assets, investments in subsidiaries or tax-related assets.

Chapter 7 Trustee Fees

Chapter 7 trustee fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Chapter 7 Trustee Fees are estimated based on the requirements of the Bankruptcy Code and historical experience in other similar cases and are calculated primarily at 3.0% of the liquidating Debtor’s total liquidation value. However, Chapter 7 Fees would be payable only if proceeds are distributed to unsecured creditors, and the Liquidation Analysis contemplates that no such proceeds will be available; accordingly, no Chapter 7 Trustee Fees would be payable.

Wind-down Budget

In the hypothetical liquidation, the liquidating Debtor would incur costs to close down its facilities and prepare its assets for sale. Employee termination costs have been capped at statutory limits provided for under the Bankruptcy Code. Other necessary liquidation and wind-down costs for the disposition of assets include fees for professionals (legal, appraisal, brokerage, and accounting) to assist the chapter 7 trustee as well as any ongoing operating costs.

Secured Claims

Secured claims assumes that holders of secured claims are entitled to recover all amounts generated from the disposition of their collateral, up to the amount of their allowed claim. Projected GemCap DIP facility includes applicable default interest and fees under the GemCap DIP loan agreement.